As filed with the Securities and Exchange Commission on November 24, 1997
                                                Registration No. 33-
==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                      ----------------------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------
                             EMERSON ELECTRIC CO.
            (Exact name of Registrant as specified in its charter)



Missouri                                          3621                  43-0259330
(State or jurisdiction of             (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification No.)

                                      8000 West Florissant Avenue
                                      St. Louis, Missouri  63136
                                             (314) 553-2000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                              Harley M. Smith, Esq.
                                 Assistant General Counsel and Assistant Secretary
                                              Emerson Electric Co.
                                            8000 West Florissant Avenue
                                           St. Louis, Missouri  63136
                                                 (314) 553-2431
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                            Copies to:
                      Christopher Mayer                    Christopher M. Kelly
                    Davis Polk & Wardwell               Jones, Day, Reavis & Pogue
                     450 Lexington Avenue                  901 Lakeside Avenue
                      New York, New York                     Cleveland, Ohio
                            10017                                  44114
                        (212) 450-4000                         (216) 586-1238

               Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time (the "Effective Time") of the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Computational Systems, Incorporated ("CSI") as described in the Agreement and Plan of Merger dated as of October 17, 1997.

               If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
                                                                   Proposed Maximum      Proposed
                                              Amount                 Offering            Maximum             Amount of
Title of Each Class of                        to be                   Price         Aggregate Offering      Registration
Securities to be Registered                   Registered(1)          Per Unit(2)         Price(2)              Fee(3)
Common Stock, par value $0.50 per share....    2,178,289               $54.25         $118,172,171           $35,810

(1) Represents the estimated number of shares of Common Stock, par value $0.50 per share, of the Registrant ("Emerson Common Stock") to be issued in connection with the Merger in exchange for shares of Common Stock, no par value, of CSI ("CSI Common Stock"), determined on the basis of the average of the high and low prices of CSI Common Stock on November 21, 1997 on the Nasdaq National Market, which was $29.125, and the number of outstanding shares of CSI Common Stock on November 19, 1997, which was 5,071,767.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of Emerson Common Stock on November 21, 1997 on the New York Stock Exchange.
(3) The registration fee for the securities registered hereby of $35,810 is being paid herewith. This fee has been calculated pursuant to Rule 457(f) under the Securities Act, as one thirty-third of one percent of $118,172,171.

==============================================================================


                             EMERSON ELECTRIC CO.

                            CROSS REFERENCE SHEET


           ITEM NUMBER                      LOCATION IN PROXY
           IN FORM S-4                     STATEMENT/PROSPECTUS
           -----------                     --------------------

A. INFORMATION ABOUT THE
   TRANSACTION

1. Forepart of Registration Statement
   and Outside Front Cover Page of
   Prospectus.......................     Facing Page of the Registration
                                         Statement; Outside Front
                                         Cover Page of Proxy
                                         Statement/Prospectus

2. Inside Front and Outside Back Cover
   Pages of Prospectus..............     Where You Can Find More Information;
                                         Table of Contents; Comparative Per
                                         Share Market Price and Dividend
                                         Information

3. Risk Factors, Ratio of Earnings to
   Fixed Charges and Other
   Information......................     Outside Front Cover Page of
                                         Prospectus;  Summary;  Interests
                                         of Certain Persons in the Merger
                                         and Related Matters;
                                         Selected Historical Financial
                                         Data;  Comparative Per Share Data;
                                         The Merger;  Comparative Per Share
                                         Market Price and Dividend
                                         Information;  The Special Meeting;
                                         Where You Can Find More
                                         Information**

4.  Terms of the Transaction........     Outside Front Cover Page of
                                         Prospectus;  Summary;  The Merger;
                                         Role of Financial Advisor;  The
                                         Merger Agreement;  The Special
                                         Meeting;  Comparison of
                                         Stockholder Rights;  Description
                                         of Emerson Capital Stock

5. Pro Forma Financial Information..     *

6. Material Contacts with the Company
   Being Acquired...................     Summary; The Merger; The Merger
                                         Agreement

7. Additional Information Required for
   Reoffering by Persons and Parties
   Deemed to be Underwriters........     *

8. Interests of Named Experts and
   Counsel..........................     Role of Financial Advisor

9. Disclosure of Commission Position on
   Indemnification for Securities Act
   Liabilities......................     *

B. INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to S-3
    Registrants......................    Where You Can Find More Information

11. Incorporation of Certain
    Information by Reference........     Where You Can Find More Information

12. Information with Respect to S-2
    and S-3 Registrants.............     *

13. Incorporation of Certain
    Information by Reference.........    *

14. Information with Respect to
    Registrants Other Than S-3 or
    S-2 Registrants.................     *

C. INFORMATION ABOUT THE COMPANY
   BEING ACQUIRED

15. Information with Respect to S-3
    Companies.......................     Summary; Where You Can Find More
                                         Information

16. Information with Respect to S-2
    or S-3 Companies................     *

17. Information with Respect to
    Companies Other Than S-2 or S-3
    Companies.......................     *

D. VOTING AND MANAGEMENT
   INFORMATION

18. Information if Proxies, Consents
    or Authorizations are to be
    Solicited......................      Outside Front Cover Page of
                                         Prospectus;  Summary;  Interests
                                         of Certain Persons in the Merger
                                         and Related Matters; The Merger;
                                         The Merger Agreement;  The Special
                                         Meeting;  Comparison of
                                         Stockholder Rights; Description
                                         of Emerson Capital Stock;  Where
                                         You Can Find More Information

19. Information if Proxies, Consents
    or Authorizations are not to be
    Solicited or in an Exchange
    Offer..........                      *

-----------
*  Omitted because the Item is inapplicable or the answer thereto is negative.

** Indicates that the registrant has departed from the Item in certain respects by virtue of the "Plain English" format of the Proxy
   Statement/Prospectus.



                                   CSI Logo


                        Special Meeting of Stockholders

                              MERGER PROPOSED--YOUR
                              VOTE IS VERY IMPORTANT

The Board of Directors of Computational Systems, Incorporated has unanimously approved a merger between CSI and Emerson Electric Co. that would result in CSI becoming a wholly-owned subsidiary of Emerson. Emerson is a leading manufacturer of electronic, electrical and related products for commercial, industrial and consumer markets. The merger will facilitate CSI's ability to introduce its technology at the original equipment manufacturer, or OEM, level by providing CSI, through Emerson, with greater access to OEM vendors. In addition, CSI's combination with Emerson will provide CSI with the financial resources necessary to grow and increase its presence worldwide. We believe that the merger with Emerson will enhance CSI's ability to compete in the marketplace and will enable CSI's stockholders to participate in the enhanced prospects of the combined company.

Your Board of Directors has determined that the merger is fair to you and is in your best interests. The Board therefore recommends that you vote to approve the merger and the related merger agreement.

If the merger is completed, you will receive $29.65 for each share of CSI common stock:

o $23.72 worth of Emerson common stock; and
o $5.93 in cash.

To determine the number of shares of Emerson stock you receive for each share of CSI common stock, we will divide $23.72 by the average closing price of Emerson common stock on the New York Stock Exchange on the 10 trading days immediately before the merger closing date.

We intend the merger to be tax free to CSI stockholders, except to the extent you receive cash. To preserve this tax treatment, we may have to provide you with less cash and more stock. In no event will the value of the Emerson stock you receive, valued as of the date prior to the merger, be less than 80% of the value of the total consideration.

At the special meeting, CSI stockholders will be asked to approve the merger and the related merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of CSI common stock (5,071,767 at November 19, 1997, the record date for the vote) is required to approve the merger and related merger agreement. The merger cannot be completed unless CSI stockholders approve it. Stockholders of Emerson are not required to approve the merger.

The date, time and place of the special meeting:

December 29, 1997
10:00 a.m.
Computational Systems, Incorporated
835 Innovation Drive
Knoxville, Tennessee 37932

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about CSI and Emerson from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval of the merger and the related merger agreement. If you fail to return the proxy card or to attend the meeting and vote, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

On behalf of the Board of Directors of CSI, we urge you to vote "FOR" approval of the merger and the related merger agreement.

/s/ Ronald G. Canada
--------------------------
Ronald G. Canada
Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulators have approved the Emerson common stock to be issued in the merger or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy Statement/Prospectus dated November 24, 1997, and first mailed to stockholders on November 25, 1997.



                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER...........................  1

SUMMARY..........................................................  2

SELECTED HISTORICAL FINANCIAL DATA...............................  6
   Sources of Information........................................  6

COMPARATIVE PER SHARE DATA.......................................  7

THE MERGER.......................................................  8
   General.......................................................  8
   Background of the Business Relationship and the
   Merger........................................................  8
   CSI's Reasons for the Merger; Recommendation of the CSI
   Board......................................................... 10
   Emerson's Reasons for the Merger.............................. 12
   Opinion of CSI's Financial Advisor............................ 12
   Forward-Looking Statements May Prove Inaccurate............... 12
   Accounting Treatment.......................................... 12
   Certain U.S. Federal Income Tax Consequences.................. 13
   Regulatory Approvals.......................................... 14
   No Appraisal Rights........................................... 14
   Federal Securities Laws Consequences; Resale Restrictions..... 15

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
   INFORMATION................................................... 16

ROLE OF FINANCIAL ADVISOR........................................ 17

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED
   MATTERS....................................................... 21
   New Employment Arrangements................................... 21
   Existing Employment Agreements................................ 21
   Stock Options................................................. 21
   Employee Stock Purchase Plan.................................. 21
   Indemnification and Insurance................................. 21
   Ownership of CSI Securities by Certain Beneficial Owners
   and Management; Compensation and Benefits..................... 22

THE MERGER AGREEMENT............................................. 22
   Structure; Effective Time..................................... 22
   Structure; Effective Time..................................... 22
   Merger Consideration.......................................... 23
   Employee Stock Purchase Plan.................................. 23
   Employee Stock Options........................................ 23
   Conversion of Shares.......................................... 23
   Certain Covenants............................................. 23
   Certain Representations and Warranties........................ 25
   Conditions to the Merger...................................... 25
   Termination of the Merger Agreement........................... 26
   Other Expenses................................................ 27
   Amendments; No Waivers........................................ 27

STOCKHOLDER OPTION AGREEMENT..................................... 27

SPECIAL MEETING.................................................. 28
   Time and Place; Purpose....................................... 28
   Record Date; Voting Rights and Proxies........................ 29
   Share Ownership of Management and Certain
   Stockholders.................................................. 29
   Solicitation of Proxies....................................... 29
   Quorum........................................................ 29
   Required Vote................................................. 29

COMPARISON OF STOCKHOLDER RIGHTS................................. 30
   General....................................................... 30
   Comparison of Rights of CSI Stockholder and Rights of
   Emerson Stockholders.......................................... 30

DESCRIPTION OF EMERSON CAPITAL STOCK............................. 32
   Authorized Capital Stock...................................... 32
   Emerson Common Stock.......................................... 32
   Emerson Preferred Stock....................................... 33
   Transfer Agent and Registrar.................................. 33
   Stock Exchange Listing; Delisting and Deregistration of CSI
   Common Stock.................................................. 33

LEGAL MATTERS.................................................... 33

EXPERTS.......................................................... 33

FUTURE STOCKHOLDER PROPOSALS..................................... 34

WHERE YOU CAN FIND MORE INFORMATION.............................. 34

INDEX OF DEFINED TERMS........................................... 36

LIST OF ANNEXES
   ANNEX A - Agreement and Plan of Merger
   ANNEX B - Stockholder Option Agreement
   ANNEX C - Opinion of McDonald & Company


                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is CSI proposing the merger?

A: The merger will combine CSI's leadership in condition-monitoring technology with Emerson's financial and technological resources, longstanding commitment to engineering and development, and global reach. CSI believes that the merger with Emerson will enhance CSI's ability to compete in the marketplace and will enable CSI's stockholders to participate in the enhanced prospects of the combined company.

   To review the background and reasons for the merger in greater detail, see page 8.


Q: When is the special meeting?

A: The special meeting will take place on December 29, 1997. At the meeting, CSI stockholders will be asked to approve the merger and the related merger agreement. Emerson stockholders do not need to vote on the merger.


Q: What do I need to do now?

A: Please complete and mail the proxy card to us as soon as possible. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger and the related merger agreement. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote against the merger.


Q: What do I do if I want to change my vote?

A: You must deliver to CSI prior to the special meeting a later-dated, signed proxy card or attend the special meeting in person and vote.


Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: You cannot vote shares held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and the effect will be a vote against the merger.


Q: Should I send in my stock certificates now?

A: No. If the merger is completed, CSI will send you written instructions for exchanging your stock certificates.


Q: Will the value of the merger consideration change?

A: No. If the merger is completed, CSI stockholders will receive merger consideration that will be no less than $29.65 for each share of CSI common stock they own at the time the merger is consummated. As explained above, the amount of cash and stock received by CSI stockholders may change but the value of the merger consideration will not be less than $29.65.


Q: Please explain how Emerson common stock will be valued.

A: Emerson common stock will be valued based on the average of its closing price as reported on the New York Stock Exchange Composite Tape on each of the last 10 trading days immediately preceding the date on which the merger is consummated.


Q: Will I owe any federal income tax as a result of the merger?

A: CSI stockholders will owe federal income tax only on gain realized in the Merger up to the amount of cash received for shares, including fractional shares, of CSI common stock.


Q: Does Emerson pay dividends?

A: Unlike CSI, Emerson does pay regular cash dividends. Currently, Emerson pays a quarterly dividend of $0.295 per share of Emerson common stock. Emerson's Board of Directors may change that policy based on business conditions, Emerson's financial condition and earnings and other factors. Nevertheless, Emerson has increased its annual dividend for the last 41 years.


Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. In addition to CSI stockholder approval, CSI and Emerson must also obtain certain regulatory approvals. We hope to complete the merger during December 1997.


Q: Whom should I call with questions?

A. If you have any questions about the merger, please call Michele Ciechon, Director of Investor Relations at CSI, at (423) 675-2110.



                                    SUMMARY

               This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 46. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

Computational Systems, Incorporated
835 Innovation Drive
Knoxville, Tennessee 37932
(423) 675-2110

CSI's primary business is the design, manufacture, and sale of a family of high-tech instruments that help companies determine when their industrial machines are in need of repair or adjustment. CSI also offers services to help its customers better manage the maintenance of their equipment. CSI's products and services help its customers keep their production lines running and maintain the quality of their products which may be adversely affected by an improperly functioning production line machine. CSI's customers are primarily large manufacturing, processing or power generating companies. In fiscal 1996, about 78% of CSI's sales occurred in the United States and Canada.

Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, MO 63136
(314) 553-2000

Based in St. Louis, Emerson was incorporated in Missouri in 1890. Originally engaged in the manufacture and sale of electric motors and fans, Emerson's product lines were subsequently expanded through internal growth and acquisition. Emerson is now engaged principally in the worldwide design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. Sales for fiscal 1996 totaled $11.1 billion.

CSI's Reasons for the Merger (See page 10)

The merger will combine CSI's leadership in condition-monitoring technology with Emerson's financial and technological resources, longstanding commitment to engineering and development and global reach. CSI believes that the merger with Emerson will enhance CSI's ability to compete in the marketplace and will enable CSI's stockholders to participate in the enhanced prospects of the combined company.

The Special Meeting

The special meeting will be held at 10:00 a.m. on December 29, 1997 at CSI's headquarters, 835 Innovation Drive, Knoxville, Tennessee 37932. At the special meeting, CSI stockholders will be asked to approve the merger and the related merger agreement.

Recommendation to CSI Stockholders

The CSI Board of Directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "for" approval of the merger and the related merger agreement.

Record Date; Voting Power

You are entitled to vote at the special meeting if you owned shares as of the close of business on November 19, 1997, the Record Date.

There were 5,071,767 shares of CSI common stock outstanding on the Record Date. CSI stockholders will have one vote at the special meeting for each share of CSI common stock they own on the Record Date.

Stockholder Vote Required to Approve the Merger

The favorable vote of the holders of a majority of the outstanding shares of CSI common stock is required to approve the merger and the related merger agreement. Your failure to vote will have the effect of a vote against the merger. Emerson stockholders will not vote on the merger.

Share Ownership of Management and Certain Stockholders

On the Record Date, CSI directors, executive officers and their affiliates owned and were entitled to vote 1,840,079 shares of CSI common stock, or approximately 36.28% of the shares of CSI common stock outstanding on the Record Date.

The directors and executive officers of CSI have indicated that they intend to vote the CSI common stock owned by them "for" approval of the merger and the related merger agreement.

The Merger

The merger agreement (Annex A) is attached at the back of this Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

What CSI Stockholders Will Receive in the Merger

If the merger is completed, you will receive no less than $29.65 for each share of CSI common stock:

   o  $23.72 worth of Emerson common stock; and
   o  $5.93 in cash.

To determine the number of shares of Emerson stock you receive for each share of CSI common stock, we will divide $23.72 by the average closing price of Emerson common stock on the New York Stock Exchange on the 10 trading days immediately before the merger closing date.

We intend the merger to be tax free to CSI stockholders, except to the extent you receive cash. To preserve this tax treatment, we may have to provide you with less cash and more stock. In no event will the value of the Emerson stock that you receive, valued as of the date prior to the merger, be less than 80% of the value of the total consideration.

Emerson will not issue any fractional shares in the merger. Instead, each CSI stockholder otherwise entitled to a fractional share will receive a cash payment equal to such stockholder's proportionate share of the net proceeds resulting from the sale on the New York Stock Exchange of all fractional shares resulting from the conversion of CSI common stock into the merger consideration.

CSI stockholders should not send in their stock certificates for exchange until instructed to do so later.

Ownership of Emerson After the Merger

Emerson will issue approximately 2.2 million shares of Emerson common stock to CSI stockholders in the merger. Based on that number, following the merger, CSI stockholders will own approximately 0.6% of the outstanding Emerson common stock (assuming all CSI and Emerson stock options are exercised). This information is based on the number of shares of CSI and Emerson common stock outstanding on November 19, 1997.

Interests of Officers and Directors in the Merger
(See page 21)

CSI directors and certain officers have employment agreements, stock options and other benefit plans and other arrangements that may provide them with interests in the merger that are different from, or in addition to, yours.

Specifically, to satisfy a condition to the closing of the merger, Ronald G. Canada, CSI's Chairman and Chief Executive Officer, and Kenneth R. Piety, Vice Chairman, have agreed to enter into employment agreements providing for their continued employment by CSI for five years after the merger. These agreements will allow Messrs. Canada and Piety to continue receiving salary and benefits from CSI if their employment with Emerson is terminated less than five years after the merger under certain conditions.

In addition, CSI stock options granted to participants in CSI's incentive plans, including CSI officers and directors of CSI, will, under the merger agreement, to the extent not then vested or exercisable, vest and become exercisable for shares of Emerson common stock immediately upon consummation of the merger.

The Board of CSI was aware of these interests and considered them in approving the merger.

Conditions to the Merger (See page 25)

The merger will be completed if certain conditions, including the following, are met:

   (1) the approval of CSI stockholders;

   (2) there being no law or court order that prohibits the merger;

   (3) the absence of a material breach by Emerson or CSI of its representations, warranties or obligations under the merger agreement; and

   (4) the receipt of a legal opinion from CSI's counsel that the merger will qualify as a tax-free reorganization.

Termination of the Merger Agreement (See page 26)

CSI and Emerson may agree to terminate the merger agreement without completing the merger.

The merger agreement may also be terminated in certain other circumstances, as follows:

   (1) Either company may terminate the merger agreement if:

       (a) the merger is not completed on or before April 30, 1998. However, neither CSI nor Emerson may terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed;

       (b) the stockholders of CSI do not approve the merger;

       (c) the other party materially breaches its representations or agreements in the merger agreement and such breach cannot be cured; or

       (d) a law or final court order permanently prohibits the merger.

   (2) CSI may also terminate the merger agreement in order to concurrently enter into an acquisition agreement with respect to a superior proposal made by a third party.

Termination Fee and Expenses (See page 26)

CSI must pay Emerson a termination fee of $5 million in cash and Emerson's reasonable out-of-pocket expenses incurred in connection with the merger (in an amount not to exceed $1 million) if the merger agreement is terminated in the following circumstances:

   o the stockholders of CSI do not approve the merger (but only if another acquisition proposal with respect to CSI is publicly announced prior to the special meeting); or

   o CSI terminates the merger agreement in order to enter concurrently into an acquisition agreement with respect to a superior proposal made by a third party.

Stockholder Option Agreement (See page 27 and Annex B)

As an inducement for Emerson to enter into the merger agreement, Ronald G. Canada, the Chairman and Chief Executive Officer of CSI, has entered into a stockholder option agreement with Emerson. Pursuant to this agreement, Mr. Canada has granted to Emerson:

   (i) an option to purchase all of Mr. Canada's shares of CSI common stock (approximately 22% of CSI's outstanding common stock) at a price of $29.65 per share in cash (the option becomes exercisable for a period of thirty business days upon termination of the merger agreement in the same circumstances that the $5 million termination fee referred to above is payable to Emerson); and

   (ii) a proxy to vote all of Mr. Canada's shares of CSI common stock in favor of the merger and against certain transactions that could impede consummation of the merger.

The grant of the option and proxy to Emerson, together with the termination fee and CSI's expense reimbursement obligation, may have the effect of discouraging entities other than Emerson from attempting to merge with, or acquire, CSI.

Regulatory Approvals (See page 14)

CSI and Emerson are both required to make filings with or obtain approvals from certain regulatory authorities in connection with the merger, including antitrust authorities. It is expected that CSI and Emerson will obtain all required regulatory approvals prior to the special meeting.

Accounting Treatment (See page 12)

The merger will be accounted for by Emerson as a purchase of a business.
Under this method of accounting, the assets and liabilities of CSI will be recorded at their fair value, and any excess of Emerson's purchase price over such fair value will be goodwill. The revenues and expenses of CSI will be included in Emerson's financials from the date of consummation of the merger. The pro forma effect of the merger on the consolidated financial statements of Emerson is not material.

Fairness Opinion of Financial Advisor (See page 17 and Annex C)

In deciding to approve the merger, CSI's Board considered an opinion from its financial advisor, McDonald & Company Securities, Inc., as to the fairness of the merger consideration to CSI's stockholders from a financial point of view. This opinion is attached as Annex C to this Proxy Statement/Prospectus. We encourage you to read this opinion.

Certain Federal Income Tax Consequences (See page 13)

Counsel to CSI will deliver an opinion to the effect that neither CSI nor its stockholders will recognize gain or loss for federal income tax purposes as a result of the merger, except for taxes payable by the stockholders on gain up to the amount of cash received. Receipt of this legal opinion is a condition to the merger.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

No Appraisal Rights (See page 14)

Under Tennessee law, CSI stockholders do not have any right to an appraisal of the value of their CSI shares in connection with the merger.

Comparative Per Share Market Price Information (See page 16)

CSI common stock is listed on the Nasdaq National Market, and Emerson common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange. On October 16, 1997, the last full trading day prior to the public announcement of the proposed merger, CSI common stock closed at $20.44 and Emerson common stock closed at $56.44. On November 21, 1997, CSI common stock closed at $29.00 and Emerson common stock closed at $54.19.

Listing of Emerson Common Stock

Emerson has listed the shares of its common stock to be issued in the merger on the New York Stock Exchange.



                      SELECTED HISTORICAL FINANCIAL DATA

Sources of Information

               CSI and Emerson are providing the following information to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited and unaudited financial statements of CSI and Emerson for their fiscal years 1992 through 1996 and, with respect to CSI, for the nine months ended September 30, 1996 and 1997 and, with respect to Emerson, for the nine months ended June 30, 1996 and 1997.

               The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in the annual reports on Form 10-K and other information that CSI and Emerson have filed with the Securities and Exchange Commission. See "Where
You Can Find More Information" on page 34.

                                         CSI
                         Selected Consolidated Financial Data
                       (In thousands, except per share amounts)

                                    Nine months ended
                                      September 30,
                                       (unaudited)                               Year ended December 31,
                                   -------------------          --------------------------------------------------------
                                   1997           1996          1996         1995         1994         1993         1992
                                   ----           ----          ----         ----         ----         ----         ----
Net sales...................      $45,376        $33,175      $50,046      $41,772      $31,165      $26,350      $23,503
Net income..................        2,213          2,637        4,534        2,947        1,798          307        1,093
Net income per share........         0.43           0.52         0.90         0.72         0.51         0.08         0.29
Total assets................       46,132         35,296       45,273       32,151       19,725       15,361       15,145
Long-term debt, including
 current maturities.........            0             18           13           32        3,600        5,326        3,769

                                    Emerson
                     Selected Consolidated Financial Data
                    (In millions, except per share amounts)

                                Nine months ended June 30,
                                        (unaudited)                                 Year ended September 30,
                                --------------------------      -----------------------------------------------------
                                   1997           1996          1996         1995         1994        1993        1992
                                   ----           ----          ----         ----         ----        ----        ----

Net sales...................     $9,142.5       $8,282.4      $11,149.9    $10,012.9    $8,607.2    $8,173.8    $7,706.0
Net earnings................        831.9          752.3        1,018.5        907.7       788.5       708.1       662.9
Earnings per common share...         1.87           1.68           2.27         2.03        1.76        1.57        1.48
Cash dividends per share....         0.81          0.735           0.98         0.89        0.78        0.72        0.69
Total assets................     11,096.5       10,445.6       10,481.0      9,399.0     8,215.0     7,814.5     6,627.0
Long-term debt..............        654.7          786.2          772.6        208.6       279.9       438.0       448.0

-------------
o All per share data reflect Emerson's 1997 two-for-one stock split.

o Income before cumulative effect of change in accounting for postemployment benefits ($21.3 million; $0.05 per share) was $929.0 million in 1995. Net earnings in 1995 includes non-recurring items which were substantially offset by the accounting change.

o Income before cumulative effect of change in accounting for postretirement benefits ($115.9 million; $0.26 per share) was $904.4 million in 1994. Net earnings in 1994 includes non-recurring items which were substantially offset by the accounting change. See Notes 2 and 7 of Notes to Consolidated Financial Statements on pages 33, 35 and 36 of the 1996 Annual Report for information regarding these items and Emerson's acquisition and divestiture activities.

o On November 4, 1997, Emerson announced its financial results for the fiscal year ended September 30, 1997. Net sales, net earnings and earnings per common share were $12,298.6 million, $1,121.9 million and $2.52, respectively, for fiscal 1997.




                          COMPARATIVE PER SHARE DATA

               The following table sets forth earnings, dividends and book values per share of Emerson common stock and CSI common stock on a historical basis and on an equivalent basis for CSI. The equivalent information presented is based on an assumed exchange ratio of .4203 of a share of Emerson Common Stock for each share of CSI Common Stock (see note 2). No assurance can be given that the assumed exchange ratio will approximate the actual exchange ratio. The actual exchange ratio will be based on the price of a share of Emerson common stock prior to the merger. Pro forma combined information is not presented, as it would not have been materially different from Emerson historical information. The table should be read in conjunction with the selected financial data and respective consolidated financial statements and notes thereto of Emerson and CSI included, or incorporated by reference in, this Proxy Statement/Prospectus.

                                                                                    Equivalent of One
                                                                                     CSI Share Based
                                                  Emerson                              on Assumed
                                                 Historical       CSI Historical     Exchange Ratio(2)
                                                 ----------       --------------    ------------------
Most Recent Fiscal Year(1):
 Net earnings..............................        $2.27             $0.90                $0.95
 Cash dividends............................         0.98               --                  0.41
 Book value at end of fiscal year .........        11.96              6.25                 5.03




                                                                                    Equivalent of One
                                                                                     CSI Share Based
                                                  Emerson                              on Assumed
                                                 Historical       CSI Historical     Exchange Ratio(2)
                                                 ----------       --------------    ------------------

Most Recent Nine Month Interim Period(3):
 Net earnings..................................    $1.87             $0.43                $0.79
 Cash dividends................................     0.81               --                  0.34
 Book value at end of interim period...........    12.45              6.69                 5.23


                                                                                         Equivalent of One
                                                                                          CSI Share Based
                                                                                            on Assumed
                                                       Emerson           CSI             Exchange Ratio(2)
                                                       -------          ------           -----------------

Market value per share at October 16, 1997..........    $56.44          $20.44               $23.72
Cash consideration per share........................                                           5.93
                                                                                             ------
   Total............................................                                          29.65
                                                                                             ======

--------------
(1) Information presented for Emerson fiscal year ended September 30, 1996 and CSI fiscal year ended December 31, 1996.

(2) The assumed exchange ratio was determined by dividing the value of the stock portion of the merger consideration ($23.72 per share of CSI common stock) by the price of Emerson common stock on October 16, 1997 ($56.44 per share of Emerson common stock) and does not take account of the cash portion of the merger consideration ($5.93 per share of CSI common stock).

(3) Information presented for Emerson nine months ended June 30, 1997 and CSI nine months ended September 30, 1997.



                                  THE MERGER

               The discussion in this Proxy Statement/Prospectus of the Merger and the principal terms of the Merger Agreement and the related Stockholder Option Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Stockholder Option Agreement, copies of which are attached to this Proxy Statement/Prospectus as Annex A and Annex B, respectively, and which are incorporated herein by reference.

General

               Computational Systems, Incorporated, a Tennessee corporation ("CSI"), and Emerson Electric Co., a Missouri corporation ("Emerson"), are furnishing this Proxy Statement/Prospectus to holders of common stock, no par value per share, of CSI ("CSI Common Stock"), in connection with the solicitation of proxies by the CSI Board of Directors (the "CSI Board") relating to a special meeting of holders of CSI Common Stock (together with any adjournments or postponements thereof, the "Special Meeting") to be held on December 29, 1997.

               At the Special Meeting, holders of CSI Common Stock will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of October 17, 1997 (the "Merger Agreement") among Emerson, CSI and a wholly-owned subsidiary of Emerson ("Merger Subsidiary").

               The Merger Agreement provides, on the terms and subject to the conditions set forth therein, (i) for the merger of Merger Subsidiary into CSI (the "Merger"), with CSI surviving the Merger as a wholly-owned subsidiary of Emerson, and (ii) that each share of CSI Common Stock outstanding immediately prior to the Effective Time, as defined herein (other than shares owned by CSI, Emerson or any subsidiary of Emerson), will be converted into the right to receive (the "Merger Consideration") $5.93 in cash and shares of common stock, par value $0.50 per share, of Emerson ("Emerson Common Stock") having a value of $23.72. The Merger will become effective (the "Effective Time") at the time articles of merger are filed with the Tennessee Secretary of State and a certificate of merger is filed with the Delaware Secretary of State (or at such later time as is specified in the articles of merger and certificate of merger), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Background of the Business Relationship and the Merger

               In April 1997, CSI was contacted by Emerson to set up a meeting to discuss their respective products. On May 13, 1997, at a meeting at CSI's headquarters in Knoxville, Tennessee, various representatives of Emerson made a presentation to representatives of CSI regarding Emerson and its products and motor-monitoring technology trends. At this meeting, the participants also discussed the business and products of CSI. At the end of the meeting, Emerson indicated an interest in exploring a possible business combination involving CSI and Emerson and discussed in general terms the synergies that might result from such a business combination. At that time, Ronald G. Canada, Chairman and Chief Executive Officer of CSI, joined the meeting to listen to those discussions. Mr. Canada indicated to Emerson that CSI would consider a possible business combination with Emerson but that such a business combination was not a high priority for CSI at such time.

               On May 22, 1997, George Buckley, then President of U.S. Electrical Motors ("USEM"), a division of Emerson, met with Mr. Canada at CSI's headquarters to discuss further a possible business combination involving CSI and Emerson. At this meeting, Mr. Canada inquired about the price Emerson would be willing to offer for the outstanding shares of CSI Common Stock. Mr. Buckley stated that Emerson would need to obtain and review certain information regarding CSI before Emerson could answer that question. In order to facilitate Emerson's review, Mr. Canada agreed that CSI would provide Emerson with certain non-public and proprietary CSI information. On June 23, 1997, CSI and Emerson executed a confidentiality agreement.

               On August 18, 1997, Mr. Canada met with Jean-Paul Montupet, Executive Vice President of Emerson, and Steve Wolpert, President of USEM. At this meeting, Messrs. Montupet and Wolpert expressed Emerson's interest in continuing its review of CSI, its business and its strategies. During this meeting, however, there were no discussions regarding the structure of any business combination involving CSI and Emerson or the price at which Emerson would be willing to acquire outstanding shares of the CSI Common Stock.

               On August 25, 1997, Mr. Canada met with Mr. Montupet and Charles F. Knight, Chairman and Chief Executive Officer of Emerson. At this meeting, Mr. Canada described CSI, its business and its strategies, and Mr. Knight confirmed Emerson's interest in engaging in a business combination with CSI. During this meeting, the parties did not discuss the structure of any transaction or any price for outstanding shares of CSI Common Stock.

               During the period May 1997 through September 1997, Mr. Canada had informal exchanges from time to time with the CSI Board regarding Emerson's interest in CSI. In addition, at a meeting of the CSI Board held on July 24, 1997, Mr. Canada discussed the substance of CSI's meetings and discussions to date with Emerson. Also during this period, CSI was actively reviewing and analyzing publicly available information regarding Emerson and its business, strategies and products.

               On September 4, 1997, McDonald & Company Securities, Inc. ("McDonald") was engaged by CSI to act as its financial advisor in connection with the possible business combination with Emerson.

               On September 16, 1997, Emerson representatives Robert M. Cox, Jr., Senior Vice President - Acquisitions and Development, and Robert M. Levy, Assistant Vice President - Development met with Ralph M. Della Ratta, Jr., Senior Managing Director, and Mark A. Filippell, Managing Director, of McDonald to discuss CSI and a possible business combination involving CSI and Emerson. In particular, the representatives from Emerson and McDonald discussed the value of CSI Common Stock and the synergies that could result from Emerson's acquisition of CSI.

               On October 1, 1997, a number of representatives of Emerson, including senior level members of management, toured CSI's operating facilities and engaged in extensive meetings with CSI's management regarding CSI's services, products, technology and five-year financial plan. In addition, throughout the months of August through October, Emerson contacted CSI representatives from time to time to discuss various questions Emerson had regarding information CSI had provided to Emerson.

               On October 8, 1997, Messrs. Canada, Della Ratta, Montupet, Cox and Levy met at Emerson's headquarters in St. Louis, Missouri. At this meeting, Emerson and CSI engaged in extensive negotiations regarding the price Emerson would pay for the CSI Common Stock. At the conclusion of these negotiations, Emerson presented a proposal to acquire all of the outstanding shares of CSI Common Stock for $29.65 per share in a merger that would qualify as a tax-free reorganization. The purchase price would be payable primarily in Emerson Common Stock, although Emerson agreed that a portion of the merger consideration could be payable in cash. Emerson's proposal was subject to Emerson's obtaining further comfort regarding CSI's technology and five-year financial plan. Mr. Canada indicated to Emerson's representatives that he would submit Emerson's proposal to the CSI Board.

               On October 9, 1997, the CSI Board held a telephonic meeting during which Mr. Canada reviewed his discussions with Emerson and Emerson's proposal for a merger with CSI that would qualify as a tax-free reorganization. Following a thorough discussion of Emerson's proposal among the members of the CSI Board, which included discussions with representatives of McDonald and representatives of Jones, Day, Reavis & Pogue, CSI's legal counsel, the CSI Board determined that it would be in the best interests of CSI's stockholders to further explore a merger of CSI with Emerson whereby CSI's stockholders would each receive approximately 20% of the purchase price for their shares in cash and 80% in Emerson Common Stock. The CSI Board unanimously authorized Mr. Canada to commence negotiations with Emerson with respect to a definitive merger agreement upon such terms. After that meeting, Mr. Canada contacted Emerson to advise it of the decision of the CSI Board.

               On October 10, 1997, representatives of Emerson reviewed, at CSI's headquarters, CSI's patents and other intellectual property. On October 11, 1997, representatives of Emerson and CSI met in Knoxville, Tennessee to discuss CSI's fourth-quarter forecast and five-year financial plan.

               On October 11, 1997, Emerson provided to CSI and its advisors a draft of a definitive merger agreement and stockholder option agreement with respect to the proposed business combination. On October 13, 1997, the CSI Board held a telephonic meeting to review the draft merger agreement. At this meeting, CSI's legal counsel discussed with the CSI Board the terms of the draft merger agreement, including the principal issues raised by such agreement. Following a thorough discussion, the CSI Board directed Mr. Canada and CSI's financial and legal advisors to continue negotiations with Emerson.

               During the week of October 13, 1997, negotiations regarding the definitive merger agreement and stockholder option agreement were conducted between Emerson and CSI and their respective financial and legal advisors. During this period, the parties engaged in extensive negotiations with respect to Emerson's request for an option relating to certain shares of CSI Common Stock. After numerous discussions with its legal and financial advisors, the CSI Board determined that the grant of such a stock option was necessary to induce Emerson to enter into the merger agreement and indicated that it would approve Mr. Canada's grant of such an option relating to his shares.

               On October 16, 1997, the respective legal advisors of Emerson and CSI finalized the definitive merger agreement and the stockholder option agreement.

               On October 17, the CSI Board held a telephonic meeting to discuss the proposed terms and conditions of the definitive Merger Agreement. During this meeting, Mr. Canada reviewed the status of the negotiations, and CSI's legal counsel reviewed the terms and conditions of the definitive Merger Agreement and Stockholder Option Agreement, each as finally negotiated, and the legal duties and responsibilities of the CSI Board in connection with the proposed transaction. McDonald presented an analysis of the financial terms of the Merger, including a discussion of valuation methodologies and analyses used in evaluating the proposed transaction. After its presentation, McDonald provided an oral opinion (subsequently confirmed in writing) that as of October 17, 1997, and based on the assumptions contained in its opinion, the Merger Consideration was fair, from a financial point of view, to CSI's stockholders. Following a thorough discussion, the CSI Board unanimously approved the Merger Agreement and the Stockholder Option Agreement and authorized its officers to execute the Merger Agreement. Shortly after the meeting of the CSI Board had concluded, the Merger Agreement and the Stockholder Option Agreement were executed, and a press release announcing the Merger Agreement was issued by CSI.

CSI's Reasons for the Merger; Recommendation of the CSI Board

Information and Factors Considered by the CSI Board

               At its special meeting held on October 17, 1997, the CSI Board, by unanimous vote, (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stockholder Option Agreement, are fair to and in the best interests of CSI and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that CSI stockholders approve the Merger and the Merger Agreement. In reaching the foregoing conclusions and recommendations, the CSI Board considered a number of factors, including the following:

               (a) Reports from management and legal advisors on the specific terms of the relevant agreements, including the Merger Agreement and Stockholder Option Agreement, and other matters, including the fact that the Merger is structured to qualify as a tax-free reorganization and that CSI stockholders will not have to pay tax with respect to the Emerson Common Stock they receive in the Merger.

               (b) The companies' respective historical financial condition, results of operations and anticipated future results; current financial market conditions and historical market prices; trading information for CSI Common Stock and Emerson Common Stock; and the consideration to be received by CSI stockholders in the Merger.

               (c) Analysis of how access to Emerson's significant resources would enable CSI to better implement its strategic plan.

               (d) The ability of CSI's stockholders to participate in the future prospects of Emerson (including the enhanced prospects of CSI as a part of Emerson) through ownership of Emerson Common Stock.

               (e) The financial and other analyses presented by McDonald, including the oral opinion of McDonald (subsequently confirmed in writing) that the Merger Consideration was fair to CSI's stockholders from a financial point of view as of the date of such opinion. See "Opinion of CSI's Financial Advisor" below.

               (f) The fact that the Merger Agreement does not preclude CSI from (i) participating in negotiations with, and furnishing information (pursuant to a customary confidentiality agreement) to, persons or entities that seek to engage in discussions or negotiations, or that request information, in connection with a bona fide written or publicly announced takeover proposal if the CSI Board determines, in good faith based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties, or (ii) terminating the Merger Agreement to accept a bona fide takeover proposal if the CSI Board determines that the terms of such proposal in its good faith reasonable judgment, based on a written opinion of McDonald or another nationally recognized financial advisor, are more favorable to CSI's stockholders than the Merger and for which financing, to the extent required by such proposal, is committed
(such termination being subject to the payment of up to $1 million of Emerson's out-of-pocket expenses and a $5 million termination fee) ("Superior Proposal").

               (g) The fact that third parties are not precluded from bidding by the Stockholder Option Agreement, which was necessary to induce Emerson to enter into the Merger Agreement and pursuant to which Mr.
Canada has granted to Emerson (i) an irrevocable, unconditional option to purchase all of Mr. Canada's CSI Common Stock for a thirty business day period commencing upon the termination of the Merger Agreement as a result of (A) the public announcement by a third party of a takeover proposal and the subsequent rejection of the Merger and the Merger Agreement by CSI stockholders at the Special Meeting, or (B) the decision of the CSI Board to enter into an acquisition agreement with respect to a Superior Proposal and (ii) an irrevocable proxy to vote all of Mr. Canada's CSI Common Stock in favor of the Merger and the Merger Agreement and against all transactions that could reasonably be expected to impede or delay consummation of the Merger and the transactions contemplated by the Merger Agreement.

               (h) The market prices and financial data related to companies engaged in similar businesses to CSI and prices and premiums paid in recent acquisitions of similar companies.

               (i) The absence of any term or condition in the Merger Agreement that in the view of the CSI Board is unduly onerous or could materially impede or impair the consummation of the Merger.

               (j) The financial condition and business reputation of Emerson and the ability of Emerson to complete the Merger in a timely manner.

               (k) The amount of consideration offered to CSI's stockholders, which represents a premium of 62%, 73%, 87% and 108% over the average CSI closing prices for the 30-day period, the 45-day period, the 60-day period and the 90-day period, respectively, preceding October 17, 1997 and a premium of approximately 65% over the average price at which CSI Common Stock has traded in the past year.

               The CSI Board also considered (i) the risk that the benefits sought in the Merger would not be obtained, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on CSI's sales, customer and supplier relationships, operating results and ability to retain employees, and on the trading price of CSI Common Stock,
(iv) the potentially substantial management time and effort that will be required to consummate the Merger and integrate the operations of CSI with Emerson and (v) the possibility that the Stockholder Option Agreement and certain provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring CSI. In the judgment of the CSI Board, the potential benefits of the Merger outweighed all these considerations.

               The foregoing discussion of the information and factors considered by the CSI Board is not intended to be exhaustive but includes all material factors considered. The CSI Board did not assign relative weight to the above factors. Rather, it viewed its position and recommendation as being based on the totality of the information presented and considered. In addition, individual members of the CSI Board may have given different weight to different factors.

               Recommendation of the CSI Board. The CSI Board unanimously recommends that the CSI stockholders vote "for" approval of the Merger and the Merger Agreement.

Emerson's Reasons for the Merger

               Emerson anticipates substantial growth in the market for predictive maintenance hardware and software and believes that CSI's existing client and manufacturing base will combine with Emerson's distribution networks and electronics expertise to enable CSI to grow faster than otherwise possible.

Opinion of CSI's Financial Advisor

               McDonald has acted as financial advisor to CSI in connection with the Merger. As part of its role as financial advisor to CSI, McDonald was engaged to render its opinion as to the fairness, from a financial point of view, to CSI's stockholders of the consideration to be offered to such stockholders in the Merger.

               The full text of the written opinion of McDonald is attached as Annex C and is incorporated herein by reference. CSI stockholders should read such opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by McDonald in rendering its opinion.
The summary of the McDonald opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

Forward-Looking Statements May Prove Inaccurate

               This document (including documents that have been incorporated herein by reference) includes various forward-looking statements about CSI, Emerson and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of CSI, Emerson and the combined company after the Effective Time, set forth, among other places, under "Questions and Answers About The Merger," "Summary," "--Background of the Business Relationship and the Merger," "--CSI's Reasons for the Merger; Recommendation of the CSI Board," "--Emerson's Reasons for the Merger," "--Opinion of CSI's Financial Advisor" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, CSI and Emerson claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Accounting Treatment

               The Merger will be accounted for by Emerson as a purchase of a business. Under this method of accounting, the assets and liabilities of CSI will be recorded at their fair value, and any excess of Emerson's purchase price over such fair value will be accounted for as goodwill. The revenues and expenses of CSI will be included in Emerson's financials from the date of consummation of the Merger. The pro forma effect of the Merger on the consolidated financial statements of Emerson is not material.

Certain U.S. Federal Income Tax Consequences

               Tax Opinion. Consummation of the Merger is conditioned upon the receipt of a legal opinion of Jones, Day, Reavis & Pogue, CSI's legal counsel, to the effect that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code") and that each of CSI and Emerson will be a party to that reorganization within the meaning of Section 368(b) of the Code. If CSI waives the condition to its obligation to consummate the Merger relating to the receipt of the legal opinion referred to above, CSI will resolicit proxies from its stockholders with respect to the Merger.

               In rendering this opinion, CSI's legal counsel will rely upon representations contained in letters from CSI, Emerson and certain stockholders of CSI delivered for the purpose of the opinion. The opinion will also assume that the Merger will be consummated in accordance with the provisions of the Merger Agreement.

               Certain Consequences of Reorganization Status. Provided that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and subject to the discussion below under "Additional Considerations," a stockholder will generally recognize capital gain, but not loss, for U.S. federal income tax purposes with respect to the receipt of Emerson Common Stock and cash in exchange for CSI Common Stock pursuant to the Merger. The amount of gain, if any, recognized by a stockholder will be equal to the lesser of (i) the amount of gain realized (i.e., the excess of the amount of cash and the fair market value of Emerson Common Stock received in the Merger over the tax basis of the CSI Common Stock surrendered) and (ii) the amount of cash (other than cash received in lieu of a fractional share of Emerson Common Stock) received in the Merger. In the case of a stockholder that owns more than one "block" of CSI Common Stock, the amount of gain recognized should be calculated separately with respect to each "block" surrendered in the Merger. For purposes of such calculation, the aggregate amount of cash and Emerson Common Stock received by a stockholder will be allocated proportionally among the "blocks" of CSI Common Stock surrendered in exchange therefor pursuant to the Merger. In the case of an individual stockholder, capital gain recognized with respect to the receipt of Emerson Common Stock and cash in exchange for CSI Common Stock will generally be subject to U.S. federal income tax at a maximum rate of (i) 20%, if the stockholder held such CSI Common Stock for more than 18 months at the Effective Time and (ii) 28%, if the stockholder held such CSI Common Stock for more than one year, but not more than 18 months at the Effective Time. The aggregate tax basis of the Emerson Common Stock received by a stockholder will be the same as the aggregate tax basis of the CSI Common Stock surrendered in exchange therefor pursuant to the Merger, decreased by the total amount of cash received (other than cash received in lieu of a fractional share of Emerson Common Stock) and increased by the amount of gain recognized. The holding period of the Emerson Common Stock will include the holding period of the CSI Common Stock surrendered in exchange therefor. A stockholder of CSI who receives cash in lieu of a fractional share of Emerson Common Stock will generally be treated as having received such fractional share of Emerson Common Stock and sold such share in a taxable transaction. Accordingly, such stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest.

               Additional Considerations. The gain recognized should be treated as capital gain provided the requirements of Section 302 of the Code are satisfied. If those requirements are not satisfied, the gain recognized could be treated as dividend income. In order to determine whether those requirements are satisfied, a stockholder is treated as receiving solely Emerson Common Stock in the Merger (instead of the combination of shares of Emerson Common Stock and cash actually received) and then receiving cash from Emerson in a hypothetical redemption of the additional shares of Emerson Common Stock a CSI stockholder would be treated as having received. The hypothetical redemption will satisfy the requirements of Section 302 if it is "not essentially equivalent to a dividend." Whether such hypothetical redemption of Emerson Common Stock is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each stockholder but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in Emerson. Generally, in the case of a CSI stockholder whose stock interest in Emerson (relative to the total number of Emerson shares outstanding) is minimal, and who exercises no control or management power over the affairs of Emerson, any actual reduction in proportionate interest will be treated as "meaningful". Because of the complexity of the test under Section 302 of the Code, stockholders are urged to consult their own tax advisors regarding the proper treatment of the gain recognized by such stockholder in the Merger.

               Backup Withholding. Unless an exemption applies, Emerson's exchange agent will be required to withhold 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the Merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter sent to CSI stockholders by Emerson to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Emerson and the exchange agent.

               The foregoing discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States).

               The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger.

               No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local or other tax laws.

               Each stockholder of CSI is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Merger under U.S. federal, state, local or any other applicable tax laws.

Regulatory Approvals

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), consummation of the Merger was prohibited until notifications were given and certain information was furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements were satisfied. On November 6, 1997, CSI and Emerson filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division. On November 18, 1997, early termination of the waiting period under the HSR Act was granted, thereby permitting consummation of the Merger. Notwithstanding the grant of early termination, the FTC and the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which CSI or Emerson has operations may also review the Merger under state antitrust laws.

               Regulatory approvals or filings may be required in one or more additional jurisdictions.

               CSI and Emerson believe that they will obtain all required regulatory approvals prior to the Special Meeting.

No Appraisal Rights

               Under the Tennessee Business Corporation Act (the "TBCA"), stockholders of CSI have no right to dissent from the Merger, because CSI Common Stock is traded on the Nasdaq National Market.

Federal Securities Laws Consequences; Resale Restrictions

               This Proxy Statement/Prospectus does not cover resales of the Emerson Common Stock to be received by the stockholders of CSI upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

               All shares of Emerson Common Stock received by CSI stockholders in the Merger will be freely transferable, except that shares of Emerson Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "1933 Act")) of CSI may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Emerson) or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of CSI or Emerson generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of CSI or Emerson as well as significant stockholders. The Merger Agreement requires CSI to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Emerson Common Stock issued to them in the Merger in violation of the 1933 Act or the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder.



          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

               Emerson Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange, and CSI Common Stock is listed on the Nasdaq National Market (the "NNM"). The Emerson ticker symbol on the NYSE is "EMR". The CSI ticker symbol on the NNM is "CSIN".

               The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of Emerson Common Stock as reported on the NYSE Composite Transaction Tape and of CSI Common Stock as reported by the NNM, in each case based on published financial sources.

                                                         Emerson Common Stock(1)                  CSI Common Stock(2)
                                                   -------------------------------------         --------------------
                                                       Market Price             Dividend             Market Price
                                                   --------------------         --------         ---------------------
                                                    High           Low                           High            Low
                                                   -------       -------                         ------         -------
1995
 First Quarter...............................      $33.563       $30.750         $0.215           n/a             n/a
 Second Quarter..............................       36.000        32.063          0.215           n/a             n/a
 Third Quarter...............................       37.688        34.875          0.245         $17.250         $12.500
 Fourth Quarter..............................       40.875        34.313          0.245          16.875          14.625
1996
 First Quarter...............................       43.375        38.875          0.245          19.250          14.000
 Second Quarter..............................       45.188        38.750          0.245          24.380          17.500
 Third Quarter...............................       45.813        39.375          0.245          22.250          15.750
 Fourth Quarter..............................       51.750        43.750          0.270          19.630          14.750
1997
 First Quarter...............................       52.625        45.000          0.270          23.000          17.500
 Second Quarter..............................       57.500        45.000          0.270          20.750          11.875
 Third Quarter...............................       60.375        52.313          0.270          19.125          13.625
 Fourth Quarter (through November 21, 1997)..       58.250        49.750          0.295          29.500          19.250

------------
(1) Adjusted for Emerson's 1997 two-for-one stock split.

(2) CSI has not paid dividends during the periods presented.


               On October 16, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price of Emerson Common Stock on the NYSE Composite Transaction Tape was $56.44 per share and the closing price of CSI Common Stock on the NNM was $20.44 per share. On November 21, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of Emerson Common Stock on the NYSE Composite Transaction Tape was $54.19 per share and the closing price of CSI Common Stock on the NNM was $29.00 per share.

               Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.



                           ROLE OF FINANCIAL ADVISOR

               On September 4, 1997, the CSI Board retained McDonald to serve as its financial advisor in connection with the transaction and to render an opinion to the CSI Board concerning the fairness, from a financial point of view, to the stockholders of CSI of the Merger Consideration. McDonald was retained by the CSI Board on the basis of, among other things, its experience and expertise and familiarity with CSI and the industry. As part of its investment banking business, McDonald is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and estate planning purposes.

               Representatives of McDonald attended the October 17, 1997 meeting of the CSI Board at which the directors considered the merger proposal and approved the Merger Agreement. At such meeting, representatives of McDonald made presentations and reviewed various aspects of the Merger, including the financial terms and conditions of the Merger.

               At the October 17, 1997 meeting of the CSI Board, McDonald rendered its oral opinion to the CSI Board to the effect that, as of that date, the Merger Consideration was fair, from a financial point of view, to the stockholders of CSI. That opinion was subsequently confirmed in writing. The full text of the written opinion of McDonald is attached as Annex C and is incorporated herein by reference. Stockholders should read such opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by McDonald in rendering its opinion. The summary of the McDonald opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

               McDonald's opinion is directed to the CSI Board and addresses only the fairness, from a financial point of view, to the CSI stockholders of the Merger Consideration. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

               In connection with rendering this opinion, McDonald reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement dated October 16, 1997, including the exhibits and schedules thereto; (ii) certain publicly available information concerning CSI, including its Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the last two fiscal years and its Quarterly Reports on Form 10-Q for each of the first three quarters of fiscal 1997; (iii) certain publicly available information concerning Emerson, including its Annual Reports to Shareholders and Annual Reports on Form 10-K for the last three fiscal years and its quarterly reports on Form 10-Q for the first three quarters of Emerson's fiscal 1997; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of CSI furnished to McDonald by CSI for purposes of its analysis; (v) certain publicly available information concerning the trading of, and the trading markets for, the CSI Common Stock and the Emerson Common Stock; (vi) certain publicly available information with respect to other companies that McDonald believed to be comparable to CSI or to Emerson and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of other transactions that McDonald considered relevant to its inquiry. McDonald also met with certain officers and employees of CSI and Emerson to discuss the business and prospects of CSI and Emerson, and considered such other matters as McDonald believed relevant to its inquiry.

               McDonald assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and assumed and relied upon the representations and warranties of CSI and Emerson contained in the Merger Agreement. McDonald was not engaged to, and did not independently attempt to, verify any of such information. McDonald also relied upon the management of CSI as to the reasonableness of the CSI financial and operating projections (and the assumptions and bases therefor) provided to it and, with CSI's consent, assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of CSI management as to the matters covered thereby. McDonald was not engaged to assess the achievability of such projections or the assumptions on which they were based; however, for purposes of its analysis, McDonald took into account its assessment of the risks associated with the achievement of certain aspects of CSI's management's projections. In addition, McDonald did not conduct an appraisal of any of the assets, properties or facilities of either CSI or Emerson and was not furnished with any such evaluation or appraisal. McDonald also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

               The following is a summary of analyses presented orally by McDonald to the CSI Board on October 17, 1997 (the "McDonald Report") in connection with its opinion.

               Comparable Company Analysis. McDonald compared selected historical and projected market value multiples of eight publicly traded companies that it deemed to be comparable to CSI (the "Peer Group"). The companies included in the Peer Group for purposes of McDonald's analysis were Computational Products, Inc., CEM Corp., Daniel Industries, Honeywell Inc., Liberty Technologies Inc., MTS Systems Corp., Symbol Technologies Inc. and Telxon Corp. No Peer Group company was identical to CSI. Accordingly, McDonald considered the market multiples for the composite of Peer Group companies to be more relevant than the market multiples of any single company.

               McDonald calculated a range of implied values based upon the market multiples of companies in the Peer Group and applied them to the historical and projected results of CSI in order to determine a range of implied values for the CSI Common Stock. McDonald calculated the multiples of enterprise value (i.e., equity market capitalization plus the book value of preferred stock and long and short-term debt, less cash and cash equivalents) to latest twelve months ("LTM") sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT") for the Peer Group companies. McDonald also calculated the multiples of market value (equity market capitalization) to LTM net income, and projected net income (based on published third-party estimates) for 1997 and 1998 for the Peer Group companies. McDonald applied the multiples of the Peer Group companies to CSI's LTM revenues, EBITDA, EBIT and net income, and to analysts' projected 1997 and 1998 net income. The companies in the Peer Group had multiples ranging from 0.6x to 2.8x LTM sales, 8.3x to 84.1x LTM EBITDA, (62.4)x to 35.5x LTM EBIT, (687.5)x to 52.7x LTM net income, 17.5x to 168.8x projected 1997 net income and 15.3x to 22.6x projected 1998 net income. The median multiples for the Peer Group companies were 1.3x LTM sales, 12.3x LTM EBITDA, 13.8x LTM EBIT, 21.4x LTM net income, 27.1x projected 1997 net income and 20.9x projected 1998 net income. McDonald also examined multiples of book value for the companies in the Peer Group. Book value multiples for the Peer Group ranged from 1.2x to 7.2x, with a median multiple of 2.9x.

               Application of the median Peer Group multiples to CSI resulted in an implied price per share of $14.20 based on LTM sales, $19.46 based on LTM EBITDA, $15.24 based on LTM EBIT, $15.44 based on LTM net income, $24.39 based on projected 1997 net income, $24.24 based on projected 1998 net income and $17.66 based on tangible book value, as compared to the Merger Consideration of $29.65 per share.

               Premium Analysis. McDonald reviewed publicly available information concerning premiums to be paid in 53 publicly announced acquisition transactions involving an aggregate purchase price of between $100 million and $225 million announced between January 1, 1996 and October 17, 1997 and derived an implied price per share for the CSI Common Stock based on the median premiums paid in these transactions over the market price of the securities four weeks, one week and one day prior to the public announcement of the proposed transaction. The median premiums represented by the purchase prices paid in the acquisitions reviewed by McDonald were 16.7% (four weeks prior to announcement), 16.9% (one week prior to announcement) and 12.5% (one day prior to announcement). The implied price resulting from the application of these median premiums to CSI ranged from $21.59 to $24.25 per share, as compared to the Merger Consideration of $29.65 per share.

               Analysis of Selected Acquisition Transactions.   In order to
assess market pricing for comparable acquisitions, McDonald identified seven acquisition transactions involving companies in the measuring and controlling devices/process control instruments industry completed since January 1, 1995. Three of these transactions involved acquisitions of the target company, and four involved the purchase of minority interests. The acquisition transactions were Measurex Corp.'s acquisition of Data Measurement Corp., Gillette Co.'s acquisition of Thermoscan and Genstar Capital Partners II L.P.'s acquisition of Andros Inc. Due to the limited number of comparable transactions involving acquisitions of a controlling interest, McDonald included in its analysis four acquisitions of minority interests in companies in the industry. These transactions involved purchases made by investor groups in AMETEK, Inc., Andros Inc. and Tech-Sym Corp. McDonald analyzed the range of LTM sales, EBITDA, EBIT and net income value multiples represented by the purchase price paid in the transactions it reviewed. Revenue multiples ranged from 1.1x to 4.5x. EBITDA multiples ranged from 6.3x to 24.9x. EBIT multiples ranged from 8.3x to 112.1x. Net income multiples ranged from 10.7x to 118.6x. Median multiples for the transactions reviewed by McDonald were 1.3x sales, 11.1x EBITDA, 14.3x EBIT and 37.4x net income.

               Application of these multiples to CSI resulted in an implied price per share of $14.20 based on median sales multiples, $17.56 per share based on median EBITDA multiples, $15.79 based on median EBIT multiples and $26.99 based on median net income multiples. These compare to the merger price of $29.65 per share. Because of the limited number of comparable transactions for which information was available and the inclusion of acquisitions of non-controlling interests in McDonald's comparable transaction analysis, McDonald did not give great weight to the comparable transactions analysis for purposes of its opinion.

               Discounted Cash Flow Analysis. McDonald performed a discounted cash flow analysis to calculate CSI's implied price per share based on management's projections through December 31, 2002. Those projections were prepared by CSI's management in the ordinary course of business for the purpose of setting certain financial targets for CSI. Because these projections did not reflect management's view of CSI's expected results over this period, McDonald calculated the net present value of free cash flows CSI could generate through December 31, 2002 using two different discount rate assumptions. McDonald also calculated the terminal value of CSI in the year 2002 based on an 8.0x EBITDA multiple. This terminal value was discounted using discount rates of 18.6% (the "Base Case Rate") and 31.0% (the "Assumption Discount Rate"). In deriving the Base Case Rate, McDonald used a weighted average cost of capital for CSI calculated in accordance with the Capital Asset Pricing Model. McDonald used the Base Case Rate as a starting point in deriving the Assumption Discount Rate. McDonald then reviewed management's projections and the assumptions on which they were based and assigned discount rates to the future cash flows associated with various components of CSI's business that reflected its judgment concerning the risks associated with the achievement of the future cash flows projected for those components. The discount rates for these business components were then weighted by their projected contributions to sales in order to determine a discount rate to apply to CSI as a whole. Aspects of the Company's projections where, in McDonald's judgment, the risks associated with the achievement of projected cash flows supported higher discount rates than the Base Case Rate included those relating to sales and earnings contribution of certain new products and sales and earnings growth attributable to European markets.

               The sum of the present value of the free cash flows and terminal values less outstanding debt (net of cash) yielded an implied price per share of $43.70 using the Base Case Rate, and $27.70 using the Assumption Discount Rate. These implied values compare with the Merger Consideration of $29.65 per share. As a result of its assessment of the risks associated with the achievement of management's projections, McDonald determined to give greater weight to the value implied using the Assumption Discount Rate in assessing the results of its discounted cash flow analysis.

               Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

               Other Analyses. In rendering its opinion, McDonald considered certain other factors and conducted certain other analyses. These analyses did not directly focus on the Merger Consideration, but were undertaken to provide contextual data and comparative market data to assist in assessing the Merger and the market's valuation of Emerson Common Stock. McDonald reviewed the trading volume and market prices for Emerson Common Stock over the past ten years, and compared Emerson's performance, as measured by LTM EBITDA, EBITDA margin, EBIT, EBIT margin, net income and analysts' projected net income for 1997 and 1998, to the performance of a group of companies that McDonald deemed to be comparable to Emerson. McDonald also reviewed the market price of Emerson Common Stock as measured by multiples of LTM sales, EBITDA, EBIT, net income and analysts' projected 1997 and 1998 net income, and compared that to the multiples of the comparable companies. The companies included in the comparable group for purposes of McDonald's analysis were Cooper Industries, Inc., General Electric Company, General Signal Corporation, Honeywell, Inc., Hubbell, Inc., Illinois Tool Works and United Technologies Corp. McDonald also performed a Leveraged Buyout Analysis, which evaluated the purchase price to be paid and hypothetical financing arrangements for the proposed transaction from the perspective of an unaffiliated financial buyer. Because a Leveraged Buyout Analysis looks at a transaction from the perspective of a financial buyer, McDonald used this analysis only for purposes of establishing a base reference point for its valuation of CSI, and did not directly rely on this analysis for purposes of its opinion.

               No company or transaction used in the above analyses for comparative purposes is identical to CSI or Emerson. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

               The summary of the McDonald Report set forth above does not purport to be a complete description of the presentation by McDonald of the McDonald Report to the CSI Board or of the analyses performed by McDonald. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. McDonald believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the McDonald Report and its opinion. In addition, McDonald may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of CSI.

               In performing its analyses, McDonald made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CSI. The analyses performed by McDonald are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of McDonald's analysis of the fairness of the consideration to be paid pursuant to the Merger and were provided to the CSI Board in connection with the delivery of McDonald's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, McDonald's opinion and presentation to the CSI Board was one of many factors taken into consideration by the CSI Board in making its determination to approve the Merger Agreement.

               McDonald has expressed no opinion as to the prices at which CSI Common Stock or Emerson Common Stock may trade following the date of its opinion.

               McDonald served as a co-managing underwriter for CSI's 1995 initial public offering of CSI Common Stock, and received customary compensation for such services.

               Pursuant to an engagement letter dated September 4, 1997, CSI agreed to pay McDonald a fee of $500,000 upon delivery of the opinion. In addition, contingent upon consummation of the Merger, McDonald will be entitled to additional compensation in the amount of $993,000. CSI has also agreed to reimburse McDonald for up to $17,000 in out-of-pocket expenses and to indemnify McDonald against certain liabilities, including liabilities under the federal securities laws.



        INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

               In considering the recommendation of the CSI Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of CSI should be aware that certain members of CSI's management and Board have interests in the Merger that are different from, and in addition to, the interests of CSI's stockholders.

New Employment Arrangements

               As a condition to Emerson's obligation to consummate the Merger, Messrs. Canada and Piety will enter into employment agreements with CSI. Each of these agreements has a five year term. If, during such term, CSI terminates Mr. Canada or Mr. Piety other than for cause, he will be entitled to receive salary and benefits for the balance of such five year term to be offset by salary and benefits received from another employer during such period. "Cause" is defined in each employment agreement as (i) a material breach of the employment agreement by the employee; or (ii) the employee's commission of fraud or dishonesty against CSI or willful misconduct or a crime involving moral turpitude which in any such event impairs the reputation of or harms CSI, its subsidiaries or affiliates.

Existing Employment Agreements

               Kevin Carey, Vice President of Mergers and Acquisitions, and Carlo Gorla, President, Chief Operating Officer and Director, have existing employment agreements, which were entered into in 1996. Mr. Carey's employment agreement is for a three year term during which CSI may only terminate him for cause. Mr. Gorla's employment agreement provides for an acceleration of any options he has to purchase CSI Common Stock upon a change in the control (including the Merger) of CSI. In addition, if Mr. Gorla is terminated other than for cause, his agreement provides him with 12 months salary payable monthly unless and until he is offered employment or re-employed.

Stock Options

               At the Effective Time, each option to purchase shares of CSI Common Stock will become an immediately exercisable option to acquire, on substantially the same terms, the number of shares of Emerson Common Stock that the holder of the CSI option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share of Emerson Common Stock computed in compliance with the requirements of the Code. In lieu of any fractional shares issuable upon exercise of the Emerson options, a cash payment will be made. Notwithstanding the foregoing, if an optionee expressly waives the accelerated vesting or exercisability of a CSI option, whether provided for by the Merger Agreement or otherwise, the Emerson option will provide for a vesting and exercisability schedule as if the Merger had not occurred.

Employee Stock Purchase Plan

               As of the Effective Time, CSI's 1995 Employee Stock Purchase Plan ("ESPP") will be terminated. The rights of participants in the ESPP with respect to any offering period then underway under such plan will be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such plan.

Indemnification and Insurance

               For a period of six years after the Effective Time, Emerson will indemnify present and former officers and directors of CSI and its subsidiaries in respect of acts and omissions occurring prior to the Effective Time, to the extent provided under CSI's charter and bylaws in effect on the date of the Merger Agreement. CSI's charter and bylaws provide for indemnification to the fullest extent permitted by law.

               In addition, for a period of six years after the Effective Time, Emerson will use best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by CSI's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, such premiums not to exceed 150% of the amount per annum paid by CSI in 1996.

               Further, under the Merger Agreement, for a period of six years after the Effective Time, Emerson will cause the surviving corporation to keep in effect, for the benefit of present and former officers and directors of CSI, those provisions in its charter and bylaws that provide for exculpation of director and officer liability and advancement of litigation expenses.

Ownership of CSI Securities by Certain Beneficial Owners and Management; Compensation and Benefits

               Information regarding ownership of CSI securities by certain beneficial owners and management, as well as a description of CSI's compensation benefit arrangements, is set forth in CSI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and CSI's Proxy Statement on
Schedule 14A for its 1997 Annual Meeting. See "Where You Can Find More Information" on page 34.


                             THE MERGER AGREEMENT

               This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including certain provisions of the Merger Agreement and the Stockholder Option Agreement. The description of the Merger Agreement and the Stockholder Option Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stockholder Option Agreement, copies of which are attached hereto as Annex A and Annex B, respectively, and which are incorporated herein by reference. All CSI stockholders are urged to read carefully the Merger Agreement and the Stockholder Option Agreement in their entirety.

Structure; Effective Time

               The Merger Agreement provides that a subsidiary of Emerson will merge into CSI, with CSI surviving as a wholly-owned subsidiary of Emerson. The Merger will become effective at the time articles of merger are filed with the Tennessee Secretary of State and a certificate of merger is filed with the Delaware Secretary of State (or such later time as is agreed in writing by the parties and specified in the articles of merger and the certificate of merger), which is expected to occur as soon as practicable after the last condition precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Merger Consideration

               The Merger Agreement provides that each share of CSI Common Stock outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive (x) $5.93 in cash plus
(y) the number of shares of Emerson Common Stock (rounded to the nearest ten-thousandth of a share) equal to the quotient obtained by dividing $23.72 by the average of the closing prices of a share of Emerson Common Stock as reported on the NYSE Composite Transaction Tape for the 10 trading days immediately preceding the date of the Effective Time; provided, however, that if and to the extent necessary for the Merger to qualify as a reorganization under Section 368(a)(2)(E) of the Code, the cash portion of the Merger Consideration shall be reduced and the stock portion of the Merger Consideration shall be increased.

Employee Stock Purchase Plan

               See "Interests of Certain Persons in the Merger and Related Matters."

Employee Stock Options

               See "Interests of Certain Persons in the Merger and Related Matters."

Conversion of Shares

               Promptly after the Effective Time, Emerson will send to each holder of CSI Common Stock a letter of transmittal and instructions for use in exchanging certificates representing shares of CSI Common Stock (the "Certificates") for the Merger Consideration. Holders of unexchanged shares of CSI Common Stock will not be entitled to receive any dividends or other distributions payable by Emerson after the Effective Time until their Certificates are surrendered. No fractional shares of Emerson Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of CSI Common Stock otherwise entitled to receive a fractional share of Emerson Common Stock will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale (after deduction of all expenses resulting from such sale) on the NYSE of the aggregate fractional shares otherwise issuable in the Merger.

Certain Covenants

               Interim Operations of CSI. From the date of execution of the Merger Agreement until the Effective Time, CSI and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. In particular, during this period, CSI may not amend its organizational documents, and neither CSI nor its subsidiaries may merge or consolidate with any other person, acquire a material amount of assets of any other person, sell or otherwise dispose of material assets except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice, enter into any licensing agreement or other similar arrangement with respect to any of its intellectual property rights, take any action that would make any representation and warranty of CSI under the Merger Agreement materially inaccurate in any respect or agree or commit to any of the foregoing actions.

               Special Meeting; Proxy Material. CSI has agreed to cause the Special Meeting to be held as soon as reasonably practicable for the purpose of voting on the approval of the Merger Agreement and the Merger. In connection with the Special Meeting, CSI will (i) subject to "--CSI Board's Covenant to Recommend", recommend approval and adoption of the Merger Agreement and the Merger by CSI's stockholders and (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby.

               No Solicitation by CSI. CSI has covenanted in the Merger Agreement that it will not, will not permit any of its subsidiaries to, and will not authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of CSI or any of its subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to CSI or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal; provided, however, that if the Board of Directors of CSI determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to CSI's stockholders under applicable law, CSI may in response to any bona fide, written or publicly announced Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of the covenants contained in this paragraph, and subject to providing prior written notice to Emerson of CSI's decision to take such action and compliance with the covenant contained in the next succeeding paragraph, furnish information with respect to CSI pursuant to a customary confidentiality agreement (as determined by CSI based on the advice of its outside counsel) and participate in discussions and negotiations regarding such Takeover Proposal. A "Takeover Proposal" means any proposal or offer for, or any expression of interest (by public announcement or otherwise) by any person other than Emerson or its affiliates in, a merger or other business combination involving CSI or any of its subsidiaries or any proposal or offer to acquire in any manner (including through a joint venture with CSI), directly or indirectly, an equity interest in not less than 30% of the outstanding voting securities of CSI, or assets representing not less than 30% of the annual revenues or net earnings of, CSI and its subsidiaries, taken as a whole.


               CSI must immediately notify Emerson orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such request, Takeover Proposal or inquiry and shall keep Emerson fully informed of the status and material details of any such request, Takeover Proposal or inquiry.

               CSI Board's Covenant to Recommend. The CSI Board has agreed to recommend the approval and adoption of the Merger and the Merger Agreement to CSI stockholders. Except as expressly permitted by this paragraph, neither the CSI Board nor any committee of the CSI Board may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Emerson, the approval or recommendation by the CSI Board or any such committee of the Merger or the Merger Agreement, approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or cause CSI or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, the CSI Board, to the extent that it determines in good faith, based on the advice of outside counsel, that in light of a Superior Proposal it is necessary to do so in order to comply with its fiduciary duties to CSI's stockholders under applicable law, may terminate the Merger Agreement solely in order to enter concurrently into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the fifth business day following Emerson's receipt of written notice advising Emerson that the CSI Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

               Reasonable Best Efforts. Each party to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement.

               Indemnification and Insurance of CSI Directors and Officers.

               See "Interests of Certain Persons in the Merger and Related Matters."

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including, without limitation, covenants requiring the parties to: use reasonable best efforts to cause the Merger to qualify as a tax-free reorganization; consult with each other before making public announcements; notify each other of certain Merger-related matters; and cooperate with each other in making certain governmental filings and in obtaining consents and approvals necessary to consummate the Merger.

               The Merger Agreement also contains certain covenants of Emerson, including, without limitation, covenants requiring Emerson to: use its reasonable best efforts to list the shares of Emerson Common Stock to be issued in connection with the Merger on the NYSE; take all action necessary to cause Merger Subsidiary to consummate the Merger; and to vote shares of CSI Common Stock beneficially owned by it, if any, in favor of the Merger.

               The Merger Agreement also contains certain covenants of CSI, including, without limitation, covenants requiring CSI to: give Emerson and its representatives reasonable access to CSI's and its subsidiaries' offices, properties, books and records, use reasonable best efforts to obtain the tax opinion described below in "Conditions to the Merger--Conditions to the Obligations of CSI" and use reasonable best efforts to obtain prior to the Effective Time certain letters from affiliates of CSI.

Certain Representations and Warranties

               The Merger Agreement contains, subject to certain exceptions, reciprocal representations and warranties made by CSI and Emerson as to, among other things: due organization and good standing; corporate authorization to execute the Merger Agreement and consummate the transactions contemplated by the Merger Agreement; governmental approvals required in connection with the transactions contemplated by the Merger Agreement; absence of any breach of organizational documents and certain material agreements as a result of the transactions contemplated by the Merger Agreement; capitalization; SEC filings; financial statements; information included in this Proxy Statement/Prospectus; absence of certain material changes (including changes which would have a material adverse effect) since June 30, 1997; absence of undisclosed material liabilities; compliance with laws and court orders; litigation; and finders' fees. "Material adverse effect" means any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Emerson and its subsidiaries, taken as a whole, or CSI and its subsidiaries, taken as a whole, as the case may be.

               In addition, CSI has made representations and warranties to Emerson including, without limitation, as to ownership of subsidiaries; tax matters; employee matters; environmental matters; receipt of an opinion of its financial advisor; and patents and other proprietary rights. Furthermore, CSI has represented to Emerson that its approval of the Merger and the transactions contemplated by the Merger Agreement satisfies the prior approval requirements of the Tennessee Business Combination Act, and that neither the Tennessee Control Share Acquisition Act nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated by the Merger Agreement.

               The representations and warranties contained in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

               Conditions to Each Party's Obligations to Effect the Merger. The obligations of Emerson and CSI to consummate the Merger are subject to the satisfaction of the following conditions:

               (i)  receipt of the approval of CSI stockholders;

               (ii) no applicable law or regulation, judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger;

               (iii) the registration statement of which this Proxy Statement/Prospectus is a part not being subject to any stop order or related proceedings by the SEC; and

               (iv) the shares of Emerson Common Stock to be issued in the Merger (and upon exercise of the Emerson options) having been approved for listing on the NYSE, subject to official notice of issuance, if applicable.

               Conditions to the Obligations of Emerson. The obligations of Emerson to effect the Merger are subject to the satisfaction of the following further conditions:

               (i) the performance in all material respects by CSI of its obligations under the Merger Agreement at or prior to the Effective Time;

               (ii) the representations and warranties of CSI contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time; and

               (iii) Ronald G. Canada and Kenneth R. Piety having entered into employment agreements with CSI in form and substance reasonably satisfactory to Emerson.

               Conditions to the Obligations of CSI. The obligation of CSI to effect the Merger is subject to the satisfaction of the following further conditions:

               (i) the performance in all material respects by Emerson of its obligations under the Merger Agreement at or prior to the Effective Time;

               (ii) the representations and warranties of Emerson contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time; and

               (iii) CSI having received the legal opinion of CSI's legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Emerson, Merger Subsidiary and CSI will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

               (i)   by mutual written consent of CSI and Emerson;

               (ii)  by either CSI or Emerson if:

                    (a) the Merger has not been consummated by April 30,
               1998 (but neither CSI nor Emerson may terminate if its breach is the reason that the Merger has not been consummated);

                    (b) the stockholders of CSI fail to approve the Merger
               Agreement at the Special Meeting (including any adjournment thereof); or

                    (c) any law or regulation makes consummation of the
               Merger illegal or otherwise prohibited or any final and non-appealable judgment, injunction, order or decree enjoins CSI or Emerson from consummating the Merger;

               (iii) by Emerson if there is a breach of any representation, warranty, covenant or agreement of CSI, which breach cannot be cured and would constitute a failure to satisfy the conditions to the obligations of Emerson to effect the Merger set forth in paragraphs (i) and (ii) of "-- Conditions to the Obligations of Emerson";

               (iv) by CSI if there is a breach of any representation, warranty, covenant or agreement of Emerson, which breach cannot be cured and would constitute a failure to satisfy any of the conditions to the obligations of CSI to effect the Merger set forth in paragraphs (i) and
(ii) of "--Conditions to the Obligations of CSI"; or

               (v) by CSI if, in accordance with the provisions of "Certain Covenants--No Solicitation by CSI" and "--CSI Board's Covenant to Recommend", it elects to enter into an Acquisition Agreement with respect to a Superior Proposal.

               If the Merger Agreement is validly terminated, no provision thereof shall survive (except for the provisions relating to confidentiality, termination fees and expenses, governing law, jurisdiction and waiver of jury trial) and such termination shall be without any liability on the part of any party, unless such party is in willful or grossly negligent breach of any provision of the Merger Agreement.

               Termination Fee and Expenses Payable by CSI. CSI has agreed to pay Emerson an amount equal to $5 million, and to reimburse Emerson for its reasonable out-of-pocket expenses (not to exceed $1 million) incurred in connection with the transactions contemplated by the Merger Agreement, if the Merger Agreement is terminated in the circumstances described in paragraph
(ii)(b) (but only if a Takeover Proposal with respect to CSI is publicly announced prior to the stockholder vote) or in paragraph (v) of "--Right to Terminate".

Other Expenses

               Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

Amendments; No Waivers

               Any provision of the Merger Agreement may be amended or waived prior to the Effective Time only if the amendment or waiver is in writing and signed, in the case of an amendment, by CSI, Emerson and Merger Subsidiary, and, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the Merger Agreement by the stockholders of CSI, no amendment shall be made that by law requires the further approval of the CSI stockholders.


                         STOCKHOLDER OPTION AGREEMENT

               General. Simultaneously with the execution and delivery of the Merger Agreement, Emerson and Mr. Ronald G. Canada, owner of approximately 22% of the outstanding CSI Common Stock, entered into the Stockholder Option Agreement.

               Pursuant to the Stockholder Option Agreement, Mr. Canada granted Emerson (i) an option (the "Option"), exercisable upon termination of the Merger Agreement in certain circumstances, to purchase all shares of CSI Common Stock held by Mr. Canada (the "Shares") at a price per share of $29.65; and (ii) a proxy to vote all the Shares in favor of the Merger and the other transactions contemplated by the Merger Agreement and against any action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement.

               Option. The Option is exercisable at any time prior to the 30th business day after the termination of the Merger Agreement in the circumstances described under "Termination of the Merger Agreement--Right to Terminate" in paragraph (ii)(b) (but only if a Takeover Proposal with respect to CSI is publicly announced prior to CSI's stockholder vote) or in paragraph
(v).

               The number and kind of shares or securities subject to the Option and the purchase price per share (but not the total purchase price) will be adjusted for any change in CSI's capital stock or certain other changes. In the event the consideration per share to be paid by Emerson pursuant to the Merger is increased, the purchase price under the Option shall be similarly increased.

               Voting; Proxy. The Stockholder Option Agreement grants a proxy appointing Emerson as Mr. Canada's attorney-in-fact and proxy, with full power of substitution, to vote the Shares (i) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of CSI under the Merger Agreement; and (iii) against any and all of the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):

               (a) any extraordinary corporate transaction, such as a
                   merger, consolidation or other business combination involving CSI or its subsidiaries;

               (b) any sale, lease or transfer of a material amount of
                   assets of CSI or its subsidiaries, or any share exchange, reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of CSI or its subsidiaries; or

               (c) any change in a majority of the persons who constitute the CSI Board; any material change in the present capitalization of CSI including any proposal to issue or sell a substantial equity interest in CSI or its subsidiaries; any amendment of CSI's charter or bylaws; any other change in CSI's corporate structure or business; or any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement.

               No Solicitation. Mr. Canada has agreed in the Stockholder Option Agreement (i) not to solicit, initiate or knowingly encourage (or authorize any person to solicit, initiate or knowingly encourage) the submission of any Takeover Proposal; (ii) subject to his fiduciary duty as a director of CSI, not to participate in any discussions or negotiations regarding, or furnish to any person any information with respect to CSI, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal; and (iii) to advise Emerson promptly of the terms of any communications he may receive relating to any of the foregoing.

               Transfer Restrictions. Pursuant to the Stockholder Option Agreement, Mr. Canada may not, without Emerson's prior written consent, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares, or acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any of the Shares during the term of the Stockholder Option Agreement. Mr. Canada may not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Emerson promptly and to provide all details requested by Emerson if Mr. Canada shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

               Termination. The Stockholder Option Agreement will automatically terminate upon the termination of the Merger Agreement, except that if the termination of the Merger Agreement results in the Option becoming exercisable as provided above in "Option", then the Stockholder Option Agreement will automatically terminate on the 31st business day after such termination.


                                SPECIAL MEETING

               This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of CSI Common Stock by the CSI Board for use at the Special Meeting. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the stockholders of CSI on or about November 25, 1997.

Time and Place; Purpose

               The Special Meeting will be held at 10:00 a.m., Central time, on December 29, 1997 at the headquarters of CSI, 835 Innovation Drive, Knoxville, TN 37932. At the Special Meeting (and any adjournment or postponement thereof), the stockholders of CSI will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the Merger.

               CSI stockholder approval of the Merger Agreement and the Merger is required by the TBCA.

               The CSI Board has unanimously approved the terms of the Merger Agreement and the consummation of the Merger contemplated thereby, unanimously believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, CSI and its stockholders, and unanimously recommends that holders of CSI Common Stock vote "for" approval of the Merger and the Merger Agreement.

Record Date; Voting Rights and Proxies

               Only holders of record of CSI Common Stock at the close of business on November 19, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,071,767 shares of CSI Common Stock outstanding, each of which entitled the holder thereof to one vote.

               All shares of CSI Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of CSI Common Stock will be voted
"for" approval of the Merger and the Merger Agreement. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to CSI, by signing and returning a later dated proxy or by voting in person at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the meeting.

Share Ownership of Management and Certain Stockholders

               On the Record Date, CSI directors, executive officers, and their affiliates owned and were entitled to vote 1,840,079 shares of CSI Common Stock, or approximately 36.28% of the shares of CSI Common Stock outstanding on the Record Date.

Solicitation of Proxies

               Proxies are being solicited by and on behalf of the CSI Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of CSI in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of CSI Common Stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials.

               CSI stockholders should not send any certificates representing CSI Common Stock with their proxy cards. Following the Effective Time, CSI stockholders will receive instructions for the surrender and exchange of such stock certificates.

Quorum

               The presence in person or by properly executed proxy of a majority of the outstanding shares of CSI Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

Required Vote

               Approval of the Merger and the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of CSI Common Stock entitled to vote. Accordingly, any failure to vote will have the effect of a vote against the Merger and the Merger Agreement.


                       COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of Emerson stockholders are currently governed by the General and Business Corporation Law of Missouri ("MGBCL") and the articles of incorporation and bylaws of Emerson (the "Emerson Charter" and the "Emerson Bylaws", respectively). The rights of CSI stockholders are currently governed by the TBCA and the charter and bylaws of CSI (the "CSI Charter" and the "CSI Bylaws", respectively). Accordingly, upon consummation of the Merger, the rights of CSI stockholders who become Emerson stockholders in the Merger will be governed by the MGBCL, the Emerson Charter and the Emerson Bylaws. The following is a summary of the principal differences between the current rights of CSI stockholders and those of Emerson stockholders.

               The following summary is not intended to be complete and is qualified in its entirety by reference to the MGBCL, the Emerson Charter, the Emerson Bylaws, the TBCA, the CSI Charter and the CSI Bylaws. Copies of the Emerson Charter, the Emerson Bylaws, the CSI Charter and the CSI Bylaws are incorporated by reference herein and will be sent to holders of shares of CSI Common Stock upon request. See "Where You Can Find More Information" on page 34.

Comparison of Rights of CSI Stockholder and Rights of Emerson Stockholders

               The Emerson Charter and Bylaws are not being amended in connection with the Merger.

               The rights of CSI stockholders under the TBCA and the CSI Charter and CSI Bylaws prior to the Merger are substantially the same as the rights of Emerson stockholders under the MGBCL and the Emerson Charter and Emerson Bylaws, with the following principal exceptions.

               Authorized Capital Stock. The authorized capital stock of CSI consists of 50,000,000 shares of CSI Common Stock, no par value, and 5,000,000 shares of preferred stock, no par value. The authorized capital of Emerson is set forth under "Description of Emerson Capital Stock--Authorized Capital Stock" on page 32.

               Size of Board of Directors. CSI currently has seven directors. Emerson currently has 17 directors.

               Election of Board of Directors. CSI directors are elected at each annual meeting of stockholders for a term of one year.

               Emerson directors are divided into three classes with 1/3 of the directors elected at each annual meeting of stockholders for a three year term.

               Removal of Directors. CSI directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors.

               Emerson directors may be removed from office, with or without cause, only (a) by action of a majority of Emerson's Board of Directors (the "Emerson Board"), in the event a director fails to meet the qualifications stated in the Emerson Bylaws for election as a director or in the event a director is in breach of any agreement between such director and Emerson relating to such director's service as a director or employee of Emerson, or
(b) by a vote of the holders of 85% of the shares entitled to vote at an election of directors, voting as a single class.

               Amendment of Corporate Charter. The CSI Charter may generally be amended if at a meeting at which a quorum is present votes cast in favor of such amendment exceed votes cast against such amendment.

               The Emerson Charter may be amended by the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast on the amendment; provided that:

               (a) certain provisions contained in Emerson's Charter respecting business combinations, the board of directors, removal of directors, amendment of bylaws and special meetings of shareholders may be amended only by the affirmative vote of the holders of 85% of the total voting power of all outstanding shares of Emerson, voting as a single class, provided, however, that the provisions respecting business combinations may be amended upon the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of Emerson if such amendment shall first have been approved and recommended by a majority of those directors who meet certain criteria of independence from parties seeking a business combination; and

               (b) an amendment which provides that the "control share acquisitions" provision of the Missouri corporate law does not apply to the corporation requires the affirmative vote of the holders of two-thirds of Emerson's voting shares.

               Amendment of Bylaws. The CSI Bylaws may be amended by either the affirmative vote of a majority of the stock represented at any stockholder meeting, or by the affirmative vote of a majority of the directors present at any regular or special meeting of the CSI Board.

               The Emerson Bylaws may only be amended by the Emerson Board.

               Business Combinations. Certain business combinations, including a merger, involving CSI require the approval of a majority of the outstanding shares of CSI Common Stock.

               Certain business combinations involving Emerson require the affirmative vote of the holders of 85% of the outstanding shares of Emerson Common Stock unless (i) a majority of the continuing directors (as defined in the Emerson Charter) have approved the proposed business combination, or (ii) various conditions intended to ensure the adequacy of the consideration offered by the party seeking the combination are satisfied.

               Special Meetings of Stockholders. Special meetings of the stockholders of CSI may be called by the board of directors or by the holders of 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

               Special meetings of stockholders of Emerson may be called by the board of directors, by the Chairman of the Board, the Vice Chairman of the Board, the President, the Secretary, or by the holders of at least 85% of all of the outstanding shares of Emerson Common Stock entitled to vote at the proposed meeting.

               Rights Plan. Unlike CSI, Emerson does have a shareholder rights plan. Emerson's shareholder rights plan would deter any potential bidder from acquiring more than 20% of the outstanding Emerson Common Stock without the prior approval of the Emerson Board.

               Takeover Statutes. The Tennessee Business Combination Act provides that a Tennessee corporation may not engage in a broad range of business combinations with an interested shareholder of such corporation (owner of 10% or more of the voting power) or any affiliate or associate of such interested shareholder for five years following the interested shareholder's share acquisition unless the business combination or the transaction resulting in the interested shareholder's becoming an interested shareholder is approved by the board of directors of the corporation or the business combination is exempt from the Tennessee Business Combination Act.

               The MGBCL contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation with shares of its stock registered under the federal securities laws, or a corporation that makes an election, and an "interested shareholder" (which is defined as any owner of 20% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination.

               The MGBCL also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in a "control share acquisition" unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of (i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and (ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A "control share acquisition" is one by which a purchasing shareholder acquires more than one-fifth, one-third, or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation". An "issuing public corporation" is a Missouri corporation with (i) 100 or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) either (a) more than 10% of its shareholders resident in Missouri; (b) more than 10% of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri.

               Consideration of Non-Stockholder Interests. No provision regarding the consideration of non-stockholder interests is applicable to CSI.

               The MGBCL provides that in exercising business judgment in connection with acquisition proposals, the board of directors may consider, among other things, social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation and the communities in which the corporation conducts its businesses.


                     DESCRIPTION OF EMERSON CAPITAL STOCK

               The summary of the terms of the capital stock of Emerson set forth below does not purport to be complete and is qualified by reference to the Emerson Charter and Emerson Bylaws. Copies of the Emerson Charter and Emerson Bylaws are incorporated by reference herein and will be sent to holders of shares of CSI Common Stock upon request. See "Where You Can Find More Information" on page 34.

Authorized Capital Stock

               Emerson's authorized capital stock consists of 5,400,000 shares of preferred stock (the "Preferred Stock"), $2.50 par value per share, and 1,200,000,000 shares of Emerson Common Stock.

Emerson Common Stock

               The holders of Emerson Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the full cumulative dividends on any outstanding Preferred Stock having been paid, dividends may be declared and paid on the shares of Emerson Common Stock out of any funds or property legally available therefor. In the event of a liquidation or dissolution of Emerson, holders of Emerson Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and accumulated and unpaid dividends of any outstanding Preferred Stock.

               Holders of Emerson Common Stock have no preemptive rights and have no rights to convert their Emerson Common Stock into any other securities. All of the outstanding shares of Emerson Common Stock are, and the shares of Emerson Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

Emerson Preferred Stock

               The Emerson Board is authorized to approve the issuance of any series of Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Emerson Common Stock. As of the Record Date, no shares of Preferred Stock were issued or outstanding.

               One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Emerson by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Emerson's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Emerson without any further action by the stockholders of Emerson.

Transfer Agent and Registrar

               ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Emerson Common Stock.

Stock Exchange Listing; Delisting and Deregistration of CSI Common Stock

               It is a condition to the Merger that the shares of Emerson Common Stock issuable in the Merger be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, CSI Common Stock will cease to be listed on the NNM.


                                 LEGAL MATTERS

               The validity of the Emerson Common Stock to be issued to CSI stockholders pursuant to the Merger will be passed upon by Harley M. Smith, Esq., Assistant General Counsel and Assistant Secretary of Emerson. It is a condition to the consummation of the Merger that CSI receive an opinion from Jones, Day, Reavis & Pogue, CSI's legal counsel, with respect to the tax treatment of the Merger. See "The Merger Agreement--Conditions to the Merger" on page 35.


                                    EXPERTS

               The historical financial information incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for Emerson for the year ended September 30, 1996 have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The historical financial information incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for CSI for the year ended December 31, 1996 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.



                         FUTURE STOCKHOLDER PROPOSALS

               CSI expects to hold an annual meeting of CSI stockholders in the first calender quarter of 1998 unless the Merger is completed prior thereto. Any CSI stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 CSI annual meeting, if any, must submit such proposal to the Secretary of CSI by November 25, 1997.

               SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

               CSI and Emerson file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

               Emerson filed a Registration Statement on Form S-4 to register with the SEC the Emerson Common Stock to be issued to CSI stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Emerson in addition to being a proxy statement of CSI for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

               The SEC allows CSI and Emerson to "incorporate by reference" information into this Proxy Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

Emerson SEC Filings (File No. 001-00278)      Period
----------------------------------------      ------
Annual Report on Form 10-K                    Year ended September 30, 1996.

Quarterly Reports on Form 10-Q                Quarters ended June 30, 1997;
                                              March 31,1997; and December 31,
                                              1996.

Proxy Statement on Schedule 14A for 1997      Dated December 6, 1996.
    Annual Meeting

Current Report on Form 8-K                    Filed October 17, 1997.



CSI SEC Filings (File No. 0-26596)            Period
----------------------------------            ------
Annual Report on Form 10-K                    Year ended December 31, 1996.

Quarterly Reports on Form 10-Q                Quarters ended March 31, 1997;
                                              June 30, 1997; and September 30,
                                              1997.

Proxy Statement on Schedule 14A for 1997      Dated March 20, 1997.
    Annual Meeting

Current Report on Form 8-K                    Filed October 21, 1997


               CSI and Emerson are also incorporating by reference additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

               Emerson has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Emerson, and CSI has supplied all such information relating to CSI.

               If you are a stockholder, CSI may have sent you some of the CSI documents incorporated by reference, but you can obtain any of them through either CSI or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless specifically incorporated by reference in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

For CSI Documents:                       For Emerson Documents:
Computational Systems, Incorporated      Emerson Electric Co.
835 Innovation Drive                     8000 W. Florissant Avenue
Knoxville, Tennessee                     St. Louis, MO 63136
Tel: (423) 675-2110                      Tel: (314) 553-2197
Attention: Michele Ciechon               Attention: Investor Relations
Web site: www.compsys.com                Web site: www.emersonelectric.com


               If you would like to request documents from either company, please do so by December 12, 1997 to receive them before the Special Meeting.

               You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the approval of the Merger Agreement and the Merger. Neither CSI nor Emerson has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated November 24, 1997. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Emerson Common Stock in the Merger shall create any implication to the contrary.



                            INDEX OF DEFINED TERMS

   Term                                                        Page

   1933 Act.....................................................15
   Acquisition Agreement........................................24
   Assumption Discount Rate.....................................19
   Base Case Rate...............................................19
   Certificates.................................................23
   Code.........................................................13
   control share acquisition....................................32
   CSI Board.................................................... 8
   CSI Bylaws...................................................30
   CSI Charter..................................................30
   CSI Common Stock............................................. 8
   CSI.......................................................... 8
   EBIT.........................................................18
   EBITDA.......................................................18
   Effective Time............................................... 8
   Emerson...................................................... 8
   Emerson Board................................................30
   Emerson Bylaws...............................................30
   Emerson Charter..............................................30
   Emerson Common Stock......................................... 8
   ESPP.........................................................21
   interested shareholder.......................................31 issuing public corporation...................................32
   LTM..........................................................18
   Material adverse effect......................................25
   McDonald..................................................... 9
   McDonald Report..............................................24
   Merger....................................................... 8
   Merger Agreement............................................. 8
   Merger Consideration......................................... 8
   Merger Subsidiary............................................ 8
   MGBCL........................................................30
   NNM..........................................................16
   NYSE.........................................................16
   Option.......................................................27
   Peer Group...................................................18
   Preferred Stock..............................................32
   Record Date..................................................29
   SEC..........................................................15
   Shares.......................................................27
   Special Meeting.............................................. 8
   Superior Proposal............................................11
   Takeover Proposal............................................24
   TBCA.........................................................14
   USEM......................................................... 8




                                                                       Annex A



                       AGREEMENT AND PLAN OF MERGER

                                dated as of

                             October 17, 1997

                                   among

                   COMPUTATIONAL SYSTEMS, INCORPORATED,

                           EMERSON ELECTRIC CO.

                                    and

                            EMERSUB LVII, INC.



                             TABLE OF CONTENTS
                              ---------------


                                                                          Page
                                                                          ----
                                 ARTICLE 1
                                The Merger
Section 1.1.  The Merger.........................................  1
Section 1.2.  Conversion of Shares...............................  2
Section 1.3.  Surrender and Payment..............................  2
Section 1.4.  Stock Options......................................  3
Section 1.5.  Employee Stock Purchase Plan.......................  4
Section 1.6.  Adjustments........................................  4
Section 1.7.  Fractional Shares..................................  5
Section 1.8.  Withholding Rights.................................  5
Section 1.9.  Lost Certificates..................................  5

                                 ARTICLE 2
                         The Surviving Corporation

Section 2.1.  Certificate of Incorporation.......................  5
Section 2.2.  Bylaws.............................................  6
Section 2.3.  Directors and Officers.............................  6

                                 ARTICLE 3
               Representations and Warranties of the Company

Section 3.1.  Corporate Existence and Power......................  6
Section 3.2.  Corporate Authorization............................  6
Section 3.3.  Governmental Authorization.........................  7
Section 3.4.  Non-contravention..................................  7
Section 3.5.  Capitalization.....................................  8
Section 3.6.  Subsidiaries.......................................  8
Section 3.7.  SEC Filings........................................  9
Section 3.8.  Financial Statements............................... 10
Section 3.9.  Disclosure Documents............................... 10
Section 3.10. Absence of Certain Changes......................... 10
Section 3.11. No Undisclosed Material Liabilities................ 12
Section 3.12. Compliance with Laws and Court Orders.............. 12
Section 3.13. Litigation......................................... 12
Section 3.14. Finders' Fees...................................... 13
Section 3.15. Taxes.............................................. 13
Section 3.16. Employee Benefit Plans............................. 14
Section 3.17. Environmental Matters.............................. 16
Section 3.18. Opinion of Financial Advisor....................... 17
Section 3.19. Patents and Other Proprietary Rights............... 17
Section 3.20. Antitakeover Statutes.............................. 18

                                 ARTICLE 4
                 Representations and Warranties of Parent

Section 4.1.  Corporate Existence and Power...................... 18
Section 4.2.  Corporate Authorization............................ 18
Section 4.3.  Governmental Authorization......................... 18
Section 4.4.  Non-contravention.................................. 19
Section 4.5.  Capitalization..................................... 19
Section 4.6.  SEC Filings........................................ 20
Section 4.7.  Financial Statements............................... 20
Section 4.8.  Disclosure Documents............................... 20
Section 4.9.  Absence of a Material Adverse Change............... 21
Section 4.10. No Undisclosed Material Liabilities................ 21
Section 4.11. Compliance with Laws and Court Orders.............. 21
Section 4.12. Litigation......................................... 22
Section 4.13. Stock Ownership.................................... 22
Section 4.14. Finders' Fees...................................... 22

                                 ARTICLE 5
                         Covenants of the Company

Section 5.1.  Conduct of the Company............................. 22
Section 5.2.  Stockholder Meeting; Proxy Material................ 23
Section 5.3.  No Solicitation.................................... 23
Section 5.4.  Access to Information; Confidentiality............. 25

                                 ARTICLE 6
                            Covenants of Parent

Section 6.1.  Obligations of Merger Subsidiary................... 26
Section 6.2.  Voting of Shares................................... 26
Section 6.3.  Director and Officer Liability..................... 26
Section 6.4.  Registration Statement; Form S-8................... 27
Section 6.5.  Stock Exchange Listing............................. 27

                                 ARTICLE 7
                    Covenants of Parent and the Company

Section 7.1.  Reasonable Best Efforts............................ 28
Section 7.2.  Certain Filings.................................... 28
Section 7.3.  Public Announcements............................... 28
Section 7.4.  Further Assurances................................. 28
Section 7.5.  Notices of Certain Events.......................... 28
Section 7.6.  Tax-free Reorganization............................ 29
Section 7.7.  Rule 145 Affiliates................................ 29

                                 ARTICLE 8
                         Conditions to the Merger

Section 8.1.  Conditions to the Obligations of Each Party........ 29
Section 8.2.  Conditions to the Obligations of Parent and Merger
              Subsidiary......................................... 30
Section 8.3.  Conditions to the Obligations of the Company....... 30

                                 ARTICLE 9
                                Termination

Section 9.1.  Termination........................................ 31
Section 9.2.  Effect of Termination.............................. 32

                                ARTICLE 10
                               Miscellaneous

Section 10.1.  Notices........................................... 32
Section 10.2.  Survival of Representations and Warranties........ 33
Section 10.3.  Amendments; No Waivers............................ 33
Section 10.4.  Expenses.......................................... 33
Section 10.5.  Successors and Assigns............................ 34
Section 10.6.  Governing Law..................................... 34
Section 10.7.  Jurisdiction...................................... 34
Section 10.8.  Waiver of Jury Trial.............................. 34
Section 10.9.  Counterparts; Effectiveness....................... 34
Section 10.10.  Entire Agreement................................. 35
Section 10.11.  Third Party Beneficiaries........................ 35
Section 10.12.  Captions......................................... 35
Section 10.13.  Severability..................................... 35
Section 10.14.  Specific Performance............................. 35
Section 10.15.  Definitions and Usage............................ 35



                       AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER dated as of October 17, 1997 among Computational Systems, Incorporated, a Tennessee corporation (the "Company"), Emerson Electric Co., a Missouri corporation ("Parent"), and Emersub LVII, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

               The parties hereto agree as follows:




                                 ARTICLE 1

                                The Merger

               Section 1.1. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Tennessee Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

           (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein the Company and Merger Subsidiary will file articles of merger (the "Articles of Merger") with the Tennessee Secretary of State and a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and make all other filings or recordings required by the TBCA and the DGCL in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Articles of Merger are duly filed with the Tennessee Secretary of State and the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed in writing by the parties hereto and specified in the Articles of Merger and the Certificate of Merger).

           (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the TBCA. The Merger shall have the effects specified by the TBCA and the DGCL.

               Section 1.2. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

           (a) each share of common stock, no par value per share, of the Company ("Company Stock") outstanding immediately prior to the Effective Time shall (except as otherwise provided in Section 1.02(b)) be converted into the right to receive (the "Merger Consideration") (x) $5.93 in cash and (y) the number of shares of common stock, $.50 par value per share, of Parent ("Parent Stock") (rounded to the nearest ten-thousandth of a share) equal to the quotient obtained by dividing (i) $23.72 by (ii) the average of the closing prices of a share of Parent Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape on each of the last ten trading days ending on the trading day immediately preceding the date of the Effective Time; provided, however, that if and to the extent necessary for the Merger to qualify as a reorganization under Section 368(a)(2)(E) of the Code, the cash portion of the Merger Consideration (as described in clause (x) above) shall be reduced and the stock portion of the Merger Consideration (as described in clause (y) above) shall be increased;

           (b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

           (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

               Section 1.3. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Company Stock (the "Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time (other than the Company or Parent or any of its subsidiaries) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor.

           (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of each share of Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

           (c) If any portion of the Merger Consideration is to be paid to a person (as defined in Section 10.15) other than the person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

           (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and promptly exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article.

           (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

           (f) No dividends, interest or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the securities of Parent have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

               Section 1.4. Stock Options. At the Effective Time, each option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company, whether or not exercisable, and whether or not vested, shall be deemed to constitute an immediately exercisable option to acquire, on substantially the same terms and conditions as were applicable to the original option to which it relates (a "Substitute Option"), the same number of shares of Parent Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share of Parent Stock computed in compliance with the requirements of Section 424(a) of the Internal Revenue Code of 1986 (the "Code"); provided, however, that the number of shares of Parent Stock that may be purchased upon exercise of such Parent stock option shall not include any fractional share and, upon exercise of such Parent stock option, a cash payment shall be made for any fractional share based upon the closing price of a share of Parent Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise. Prior to the Effective
Time, the Company will use its best efforts to obtain such consents, if any, as may be necessary to give effect to the transactions contemplated by this Section. In addition, prior to the Effective Time, the Company will use its best efforts to make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section; provided, however, that the Company shall not be required to make any such amendment if the effect thereof would be to change the treatment of any stock option or stock option plan under the Code; provided, further, that in the event an optionee expressly waives the accelerated vesting or exercisability of an option, whether provided for by this Agreement or otherwise, the Substitute Option shall provide for a vesting and exercisability schedule as if the transactions contemplated by this Agreement had not occurred. Except as contemplated by this Section, the Company will not, after the date hereof, without the written consent of Parent, amend any outstanding options to purchase shares of Company Stock.

               Section 1.5. Employee Stock Purchase Plan. As of the Effective Time, the Company's 1995 Employee Stock Purchase Plan shall be terminated.
The rights of participants in such Plan with respect to any offering period then underway under such Plan shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company's Employee Stock Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section.

               Section 1.6. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be adjusted appropriately.

               Section 1.7. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Stock otherwise entitled to receive as a result of the Merger a fractional share of Parent Stock will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds resulting from the sale (after deduction of all expenses resulting from such sale) on the NYSE through one or more of its member firms of the fractional shares of Parent Stock all holders of shares of Company Stock would otherwise be entitled to receive as a result of the Merger.

               Section 1.8. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

               Section 1.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificates as contemplated by this Article.


                                 ARTICLE 2

                         The Surviving Corporation

               Section 2.1. Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or Merger Subsidiary, the certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that
Article 1 shall be amended to read "The name of the company is Computational Systems, Incorporated".

               Section 2.2. Bylaws. At the Effective Time and without any further action on the part of the Company or Merger Subsidiary, the bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                 ARTICLE 3

               Representations and Warranties of the Company

               The Company represents and warrants to Parent that, except as disclosed in writing by the Company to Parent prior to the date hereof:

               Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect (as defined in Section 10.15) on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

               Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. No other vote of the holders of the Company's capital stock is necessary in connection with this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company.

           (b) The Company's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved (subject to Section 5.03(b)) to recommend approval and adoption of this Agreement and the Merger by its stockholders.

               Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with the TBCA, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act"), foreign or state securities or Blue Sky laws, and (d) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

               Section 3.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

               Section 3.5. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, no par value per share. No shares of preferred stock have been issued. As of October 14, 1997, there were outstanding 5,052,173 shares of Company Stock and options to purchase an aggregate of 639,517 shares of Company Stock at an average exercise price of $13.80 per share (of which options to purchase an aggregate of 229,211 shares of Company Stock were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section, except as disclosed in writing by the Company to Parent prior to the date hereof and except for changes since October 14, 1997 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

               Section 3.6.  Subsidiaries.  (a) Each subsidiary (as defined in
Section 10.15) of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on the Company. Each subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company. All material subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 ("Company 10-K").

           (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the 1933 Act. Except as set forth in this Section, there are no outstanding
(i) shares of capital stock or other voting securities or ownership interests in any of the Company's subsidiaries, (ii) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's subsidiaries or (iii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company's subsidiaries. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

               Section 3.7. SEC Filings. (a) The Company has delivered or made available to Parent (i) the Company's annual report on Form 10-K for its fiscal year ended December 31, 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1996, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1996 and
(iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission ("SEC") since December 31, 1996 (the documents referred to in this Section being referred to collectively as the "Company SEC Filings") . The Company's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 1997 is referred to herein as the "Company 10-Q".

           (b) As of its filing date, each Company SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

           (c) As of its filing date, each Company SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnote disclosure in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of June 30, 1997 set forth in the Company 10-Q and "Company Balance Sheet Date" means June 30, 1997.

               Section 3.9. Disclosure Documents. (a) The proxy statement/ prospectus of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the approval of this Agreement and the Merger, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties will not apply to statements included in or omissions from the Company Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent for use therein.

           (b) None of the information furnished or to be furnished by the Company to Parent for use in (or incorporation by reference in) the Registration Statement (as defined in Section 4.08(a)) or any amendment or supplement thereto will contain, at the time the Registration Statement or any amendment or supplement thereto becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

               Section 3.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

           (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on the Company;

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

           (c) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

           (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

           (e) any creation or other incurrence by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course consistent with past practices;

           (f) any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company made in the ordinary course consistent with past practices;

           (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which would, individually or in the aggregate, have a material adverse effect on the Company;

           (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

           (i) any change in any method of accounting, method of tax accounting, or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X;

           (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries, or (v) increase in compensation, bonus or other benefits payable to directors, officers or employees other than in the ordinary course consistent with past practices;

           (k) any material labor dispute, other than routine individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

           (l) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and its subsidiaries, taken as a whole.

               Section 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities or obligations provided for in the Company Balance Sheet or disclosed in the notes thereto;

           (b) other liabilities or obligations (including, without limitation, liabilities and obligations incurred in the ordinary course of business), which would not, individually or in the aggregate, have a material adverse effect on the Company; and

           (c)  liabilities or obligations under this Agreement.

               Section 3.12. Compliance with Laws and Court Orders. The Company and each of its subsidiaries is and has been in compliance with, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company.

               Section 3.13. Litigation. Except as set forth in the Company SEC Filings prior to the date hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

               Section 3.14. Finders' Fees. Except for McDonald & Company, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

               Section 3.15. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a material adverse effect on the Company, (i) all tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its subsidiaries have been filed in accordance with all applicable laws; (ii) as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries;
(iii) the Company and its subsidiaries have timely paid all taxes (including withholding tax on payments made by the Company and its subsidiaries) due and payable with respect to all Company Returns which have been filed; (iv) the Company and its subsidiaries have made adequate provision for all taxes payable by the Company and its subsidiaries for which no Company Return has yet been filed; (v) the charges, accruals and reserves for taxes with respect to the Company and its subsidiaries reflected on the Company Balance Sheet are adequate under United States generally accepted accounting principles ("GAAP") to cover the tax liabilities accruing through the date thereof; (vi) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its subsidiaries in respect of any tax; (vii) neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) neither the Company nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ix) neither the Company nor any of its subsidiaries has any obligation under any tax sharing agreement, tax allocation agreement, tax indemnification agreement or any other agreement or arrangement pursuant to which the Company or any subsidiary is or might be required to make any payment in respect of any tax of any person (other than the Company or such subsidiary); (x) there are no requests for rulings or determinations in respect of any tax or tax asset pending between the Company or any subsidiary and any taxing authority; (xi) neither the Company nor any subsidiary, nor any other person on behalf of the Company or any subsidiary, has entered into any agreement or consent pursuant to Section 341(f) of the Code; (xii) neither the Company nor any subsidiary will be required to include any adjustment in taxable income for any post-closing tax period under Section 481(c) of the Code (or any similar provision of the tax laws of any jurisdiction) as a result of a change in method of accounting for a pre-closing tax period or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the tax liability of the Company or any subsidiary for any pre-closing tax period; (xiii) except with respect to Company Returns with a taxable year ended after December 31, 1993, all Company Returns have been examined by the appropriate taxing authority or the period for assessment of the taxes in respect of which such tax returns were required to be filed has expired; (xiv) all deficiencies asserted or assessments made as a result of any examination of any Company Return by any taxing authority have been paid in full; (xv) none of the property owned by the Company or any of its subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; and (xvi) there are no Liens for taxes upon the assets of the Company or any of its subsidiaries except Liens for current taxes not yet due.

               For purposes of this Section:

               "post-closing tax period" means any tax period (or portion thereof) beginning after the close of business on the date on which the Effective Time occurs;

               "pre-closing tax period" means any tax period (or portion thereof) ending on or before the close of business on the date on which the Effective Time occurs; and

               "tax asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

               Section 3.16. Employee Benefit Plans. (a) The Company has provided Parent with a list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director or officer of the Company and each material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its affiliates (as defined in Section 10.15) and covers any employee or former employee of the Company or any of its affiliates, or under which the Company or any of its affiliates has any liability. Copies of such "employee benefit plans" (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan.
Such plans are referred to collectively herein as the "Company Employee Plans".

           (b) Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Company.

           (c) At no time has the Company or any person who was at that time an affiliate of the Company maintained an employee benefit plan subject to Title IV of ERISA.

           (d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the best knowledge of the Company, has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

           (e) No director or officer or, to the knowledge of the Company, other employee of the Company or any of its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

           (f) No Company Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its subsidiaries.

           (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

           (h) At no time has the Company or any person that was at that time an affiliate of the Company contributed to or been obligated to contribute to a "multiemployer plan" (as defined in Section 3(37) of ERISA).

               Section 3.17. Environmental Matters. (a) Except as set forth in the Company SEC Filings prior to the date hereof and except as would not, individually or in the aggregate, have a material adverse effect on the Company,

                 (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

           (b)  Neither the Company nor any of its subsidiaries owns or leases or has owned or leased any real property in New Jersey or Connecticut.

           (c)  The following terms shall have the meaning set forth below:

               "Company" and "its subsidiaries" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of the Company or any of its subsidiaries.

               "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment or to hazardous substances, wastes or materials.

               "Environmental Permits" means, with respect to any person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such person as currently conducted.

               Section 3.18. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of McDonald & Company, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

               Section 3.19. Patents and Other Proprietary Rights. The Company and its subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes of which the Company is aware that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). Except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company, (a) the Company and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Company Intellectual Property Rights and (b) none of the licenses included in the Company Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use. The patents owned by the Company and its subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and its subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, have a material adverse effect on the Company. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company and its subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual Property Rights, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. The Company and its subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company. Except for such matters as would not, individually or in the aggregate, have a material adverse effect on the Company, the Company and its subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Company Intellectual Property Rights or other know-how relating to the business of the Company and its subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any affiliate thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

               Section 3.20. Antitakeover Statutes. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, and such approval satisfies the prior approval requirements of the Tennessee Business Combination Act, and neither the Tennessee Control Share Acquisition Act nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby.


                                 ARTICLE 4

                 Representations and Warranties of Parent

               Parent represents and warrants to the Company that:

               Section 4.1. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and Parent has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a material adverse effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in accordance with the TBCA, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) compliance with any applicable requirements of the HSR Act, the 1933 Act, the 1934 Act, foreign or state securities or Blue Sky laws, and (d) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

               Section 4.4. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its subsidiaries or to a loss of any benefit to which Parent or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its subsidiaries except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

               Section 4.5. Capitalization. (a) The authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Stock, and 5,400,000 shares of preferred stock, $2.50 par value per share. No shares of preferred
stock have been issued.   As of September 30, 1997, there were outstanding
440,803,685 shares of Parent Stock and options to purchase an aggregate of 6,697,920 shares of Parent Stock at an average exercise price of $34.77 per share. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable.

           (b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof is not subject to any preemptive or other similar right.

               Section 4.6. SEC Filings. (a) Parent has delivered or made available to the Company (i) its annual report on Form 10-K for its fiscal year ended September 30, 1996 (the "Parent 10-K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after September 30, 1996, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since September 30, 1996, and
(iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 1996 (the documents referred to in this Section being referred to collectively as the "Parent SEC Filings"). The Parent's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 1997 is referred to herein as the "Parent 10-Q".

           (b) As of its filing date, each Parent SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

           (c) As of its filing date, each Parent SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 4.7. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnote disclosure in the case of any unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of June 30, 1997 set forth in the Parent 10-Q and "Parent Balance Sheet Date" means June 30, 1997.

               Section 4.8. Disclosure Documents. (a) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, if applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Subsidiary by the Company for use therein.

           (b) None of the information furnished or to be furnished by Parent to the Company for use in (or incorporation by reference in) the Company Proxy Statement or any amendment or supplement thereto will contain, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the time the stockholders vote on the approval of this Agreement and the Merger, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

               Section 4.9. Absence of a Material Adverse Change. Since the Parent Balance Sheet Date, the business of Parent and its subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a material adverse effect on Parent.

               Section 4.10. No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities or obligations provided for in the Parent Balance Sheet or disclosed in the notes thereto;

           (b) other liabilities or obligations (including, without limitation, liabilities and obligations incurred in the ordinary course of business), which would not, individually or in the aggregate, have a material adverse effect on Parent; and

           (c)  liabilities or obligations under this Agreement.

               Section 4.11. Compliance with Laws and Court Orders. Parent and each of its subsidiaries is and has been in compliance with, and to the knowledge of Parent, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a material adverse effect on Parent.

               Section 4.12. Litigation. Except as set forth in the Parent SEC Filings prior to the date hereof, there is no action, suit, investigation, audit or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

               Section 4.13. Stock Ownership. As of the date of this Agreement, Parent does not, directly or indirectly, beneficially own any shares of Company Stock other than shares of Company Stock, if any, held in employee benefit plans.

               Section 4.14. Finders' Fees. No investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries.


                                 ARTICLE 5

                         Covenants of the Company

               The Company agrees that:

               Section 5.1. Conduct of the Company. The Company agrees that from the date hereof until the Effective Time, except with the prior written consent of Parent, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

           (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

           (b) the Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

           (c) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

           (d) the Company will not, and will not permit any of its subsidiaries, to take any action that would make any representation and warranty of the Company hereunder materially inaccurate in any respect at, or as of any time prior to, the Effective Time;

           (e) the Company will not, and will not permit any of its subsidiaries to enter into any licensing agreement or other similar arrangement with respect to any Company Intellectual Property Right; or

           (f) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

               Section 5.2. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement and the Merger. In connection with such meeting, the Company will (i) subject to Section 5.03(b), recommend approval and adoption of this Agreement and the Merger by the Company's stockholders, (ii) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (iii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iv) otherwise comply with all legal requirements applicable to such meeting.

               Section 5.3. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal; provided, however, that if the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may in response to any bona fide, written or publicly announced Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section, and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.03(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for, or any expression of interest (by public announcement or otherwise) by any person other than Parent or its affiliates in, a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner (including through a joint venture with the Company), directly or indirectly, an equity interest in not less than 30% of the outstanding voting securities of the Company, or assets representing not less than 30% of the annual revenues or net earnings of, the Company and its subsidiaries, taken as a whole.

           (b) Except as expressly permitted by this Section, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by such Board of Directors or any such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent that it determines in good faith, based on the advice of outside counsel, that in light of a Superior Proposal it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal on terms which the Board of Directors of the Company determines in its good faith reasonable judgment, based on the written opinion of McDonald & Company or another financial advisor of nationally recognized reputation (which opinion shall be provided promptly to Parent), to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act.

           (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section, the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry and shall keep Parent fully informed of the status and material details of any such Takeover Proposal, inquiry or request.

               Section 5.4. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries and such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder. If as a result of any such investigation, Parent concludes that the Company has breached any of its representations and warranties hereunder, it will so notify the Company; provided, however that failure by Parent to so notify the Company will not affect any of the rights or obligations hereunder of any of the parties hereto. Without limiting the foregoing, such failure will not operate as a waiver of any of Parent's rights under this Agreement, including, without limitation, Parent's right to refuse to close pursuant to Section 8.02(a) or Parent's right to terminate pursuant to Section 9.01.

               (b) Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Parent, (b) in the public domain through no fault of Parent, (c) independently developed by Parent without reference to Company information or (d) later lawfully acquired by Parent from sources other than the Company, which sources Parent believed, after reasonable inquiry, not to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation; provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. The obligation of Parent to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Parent will, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by it or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

               (c) Simultaneously with the execution of this Agreement, the parties agree that the confidentiality agreement dated June 23, 1997 between Parent and the Company will terminate.


                                 ARTICLE 6

                            Covenants of Parent

               Parent agrees that:

               Section 6.1. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               Section 6.2. Voting of Shares. Parent agrees to vote all shares of Company Stock beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

               Section 6.3. Director and Officer Liability. (a) For six years after the Effective Time, Parent will indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in the 12 months ended December 31, 1996, which amount has been disclosed by the Company to Parent prior to the date of this Agreement.

               (b) Parent shall cause the Surviving Corporation to keep in effect in its by-law or charter provisions for a period of not less than six years after the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by the TBCA which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses in respect of acts or omissions occurring prior to the Effective Time.

               (c) If, after the Effective Time, Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section. The provisions of this Section are intended for the benefit of and shall be enforceable by each person who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries.

               Section 6.4. Registration Statement; Form S-8. Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement (and Registration Statements on Form S-8 as necessary to register shares of Parent Stock underlying Substitute Options), and shall use its reasonable best efforts to cause the Registration Statement (and such Registration Statements on Form S-8) to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger or pursuant to Substitute Options.

               Section 6.5. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger (and the shares of Parent Stock underlying Substitute Options) to be listed on the NYSE, subject to official notice of issuance.


                                 ARTICLE 7

                    Covenants of Parent and the Company

               The parties hereto agree that:

               Section 7.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

               Section 7.2. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 7.3. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

               Section 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 7.5. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party hereto of:

           (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

           (c) any breach of a representation or warranty given by such party.

               Section 7.6. Tax-free Reorganization. (a) Prior to the Effective Time, each party shall use its reasonable efforts to cause the Merger to qualify as a reorganization qualifying under the provision of
Section 368(a)(2)(E) of the Code.

           (b) The Company shall use reasonable best efforts to obtain the opinion referred to in Section 8.03(b).

               Section 7.7. Rule 145 Affiliates. Within 45 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to obtain prior to the Effective Time a written agreement from each person who may be so deemed, substantially in the form of Exhibit A hereto.


                                 ARTICLE 8

                         Conditions to the Merger

               Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

           (a) this Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the TBCA;

           (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

           (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

           (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

           (e) the shares of Parent Stock to be issued in the Merger (as well as the shares of Parent Stock to be issued upon exercise of Substitute Options) shall have been approved for listing on the NYSE, subject to official notice of issuance, if applicable.

               Section 8.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

           (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time; and

           (b) Ronald G. Canada and Kenneth R. Piety shall have entered into employment agreements with the Company in form and substance reasonably satisfactory to Parent.

               Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

           (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time; and

           (b) the Company shall have received an opinion of Jones, Day, Reavis & Pogue in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations from the Company and certain shareholders of the Company, in each case in form and substance reasonably satisfactory to such counsel, and upon representations from Parent, substantially in the form of Exhibit B hereto.


                                 ARTICLE 9

                                Termination

               Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Board of Directors of the Company or Parent or the stockholders of the Company):

           (a)  by mutual written agreement of the Company and Parent;

           (b)  by either the Company or Parent, if

                 (i) the Merger has not been consummated on or before April 30, 1998; provided that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

                (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

               (iii) this Agreement shall not have been approved and adopted in accordance with the TBCA by the Company's stockholders at the Company Stockholder Meeting (including any adjournment thereof); or

               (c) by the Company in accordance with Section 5.03(b); provided that in order for the termination of this Agreement pursuant to this paragraph
(c) to be deemed effective, the Company shall have complied with all provisions of Section 5.03, including the notice provisions therein.

                (d) by Parent if there is a breach of any representation, warranty, covenant or agreement of the Company, which breach cannot be cured and would cause the conditions set forth in Section 8.02(a) to be incapable of being satisfied.

                (e) by the Company if there is a breach of any representation, warranty, covenant or agreement of Parent, which breach cannot be cured and would cause the conditions set forth in Section 8.03(a) to be incapable of being satisfied.

The party desiring to terminate this Agreement pursuant to this Section (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

               Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 5.04(b), 10.04, 10.06, 10.07 and 10.08 shall survive the termination hereof and (ii) no such termination shall release any party of any liabilities or damages resulting from any willful or grossly negligent breach by that party of any provision of this Agreement.


                                ARTICLE 10

                               Miscellaneous


               Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

            if to Parent or Merger Subsidiary, to:
                  Emerson Electric Co.
                  8000 W. Florissant Ave.
                  P.O. Box 4100
                  St. Louis, Missouri 63136
                  Fax: (314) 553-3851
                  Attention: Robert M. Levy

            with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 450-4800
                  Attention: Christopher Mayer, Esq.

            if to the Company, to:

                  Computational Systems, Incorporated
                  835 Innovation Drive
                  Knoxville, Tennessee 37932
                  Fax: (423) 675-5532
                  Attention: Ronald G. Canada

            with a copy to:

                  Jones, Day, Reavis & Pogue
                  901 Lakeside Avenue
                  Cleveland, Ohio 44114
                  Fax: (216) 579-0212
                  Attention: Christopher M. Kelly, Esq.

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

               Section 10.2. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time.

               Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of this Agreement by the stockholders of the Company, there shall be made no amendment that by law requires the further approval of the stockholders of the Company.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 10.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           (b) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to the sum of Parent's reasonable out-of-pocket expenses incurred in connection with this transaction (but not to exceed $1 million) and an amount equal to $5 million promptly, but in no event later than two business days, after the termination of this Agreement pursuant to (A) Section 9.01(b)(iii); provided that a Takeover Proposal shall have been publicly announced at any time prior to the date of the Company's stockholder vote or (B) Section 9.01(c).

               Section 10.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

               Section 10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware.

               Section 10.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

               Section 10.8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               Section 10.9. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 10.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

               Section 10.11. Third Party Beneficiaries. Except for the agreements set forth in Article 1 and Section 6.03, nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

               Section 10.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

               Section 10.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parts. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

               Section 10.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               Section 10.15.  Definitions and Usage.  (a) For purposes of this
Agreement:

               "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

               "knowledge" of any person which is not an individual means the knowledge of such person's officers after reasonable inquiry.

               "material adverse effect" means, when used in connection with Parent or the Company, any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

               "officer" means in the case of Parent and the Company, any executive officer of Parent or the Company, as applicable, within the meaning of Rule 3b-7 of the 1934 Act.

               "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "subsidiary" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

               A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

           (b) Each of the following terms is defined in the Section set forth opposite such term:

     Term                                                   Section
     ----                                                   -------

     1933 Act.........................................      3.3
     1934 Act.........................................      3.3
     Acquisition Agreement............................      5.03(b)
     Articles of Merger...............................      1.01(b)
     Certificate of Merger............................      1.01(b)
     Certificates.....................................      1.03(a)
     Code.............................................      1.04
     Company..........................................      preamble
     Company 10-K.....................................      3.6(a)
     Company 10-Q.....................................      3.07(a)
     Company Balance Sheet............................      3.8
     Company Balance Sheet Date.......................      3.8
     Company Employee Plan............................      3.16(a)
     Company Intellectual Property Rights.............      3.19
     Company Proxy Statement..........................      3.9(a)
     Company Returns..................................      3.15
     Company SEC Filings..............................      3.07(a)
     Company Stock....................................      1.2(a)
     Company Stockholder Meeting......................      5.2
     DGCL.............................................      1.01(a)
     Effective Time...................................      1.1(b)
     Environmental Laws...............................      3.17(c)
     Environmental Permits............................      3.17(c)
     ERISA............................................      3.16(a)
     Exchange Agent...................................      1.03(a)
     GAAP.............................................      3.15
     HSR Act..........................................      3.3
     Lien.............................................      3.4
     Merger...........................................      1.01(a)
     Merger Consideration.............................      1.02(a)
     Merger Subsidiary................................      preamble
     NYSE.............................................      1.02(a)
     Parent...........................................      preamble
     Parent 10-K......................................      4.06(a)
     Parent 10-Q......................................      4.06(a)
     Parent Balance Sheet.............................      4.07
     Parent Balance Sheet Date........................      4.07
     Parent SEC Filings...............................      4.06(a)
     Parent Stock.....................................      1.2(a)
     Registration Statement...........................      4.08(a)
     SEC..............................................      3.07(a)
     Stock Price......................................      1.02(a)
     Substitute Option................................      1.04
     Superior Proposal................................      5.03(b)
     Surviving Corporation............................      1.01(a)
     Takeover Proposal................................      5.03(a)
     TBCA.............................................      1.1(a)



               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   EMERSON ELECTRIC CO.


                                   By: /s/ Robert M. Levy
                                      ----------------------------------------
                                       Robert M. Levy
                                       Assistant Vice President-Development



                                   EMERSUB LVII, INC.


                                   By: /s/ Robert M. Levy
                                      ----------------------------------------
                                       Robert M. Levy
                                       President



                                   COMPUTATIONAL SYSTEMS,
                                   INCORPORATED


                                   By: /s/ Ronald G. Canada
                                      ----------------------------------------
                                       Ronald G. Canada
                                       Chairman of the Board and Chief
                                       Executive Officer



                                                                     EXHIBIT A




                            AFFILIATE'S LETTER
                   (__________________________________)

                                                            ____________, 1997

Emerson Electric Co.
8000 W. Florissant Ave.
P.O. Box 4100
St. Louis, Missouri 63136

Computational Systems, Incorporated
835 Innovation Drive
Knoxville, Tennessee 37932

Ladies and Gentlemen:

               The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Computational Systems, Incorporated, a Tennessee corporation ("Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 17, 1997 (the "Agreement") among the Company, Emerson Electric Co., a Missouri corporation ("Parent"), and Emersub LVII, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Company with Company to be the surviving corporation in the merger (the "Merger").

               As a result of the Merger, the undersigned will receive shares of Common Stock, $.50 par value per share, of Parent (the "Parent Common Stock") in exchange for shares owned by the undersigned of Common Stock, no par value per share, of Company (the "Company Common Stock").

               The undersigned represents, warrants and covenants to Parent and Company that as of the date the undersigned receives any Parent Common Stock as a result of the Merger:

            A. The undersigned shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

            B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Parent Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Company.

            C. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4.
However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of Company, the undersigned may be deemed to be an affiliate of Company, the undersigned may not sell, transfer or otherwise dispose of the Parent Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act; provided, however, that in any such case, such sale, assignment or transfer shall only be permitted if, in the opinion of counsel for Parent, such transaction would not have, directly or indirectly, any adverse consequences for Parent with respect to the treatment of the Merger for tax purposes.

            D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned in compliance with an exemption from such registration.

            E. The undersigned also understands that there will be placed on the certificates for the Parent Common Stock issued to the undersigned or any substitution thereof, a legend stating in substance:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION INVOLVING COMPUTATIONAL SYSTEMS, INCORPORATED TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.
            THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

            F. The undersigned also understands that unless the transfer by the undersigned of the undersigned's Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, Parent reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION INVOLVING COMPUTATIONAL SYSTEMS, INCORPORATED TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

               It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

            G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

            H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

               Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                 Very truly yours,

                                 By:
                                    -----------------------
                                    Name:
                                    Title:


Accepted this ____ day of                      , 1997.


EMERSON ELECTRIC CO.


By:
   ----------------------------
   Name:
   Title:

                                                                     EXHIBIT B






                 PARENT CORPORATION REPRESENTATION LETTER

                                                              [Effective Time]

Jones, Day, Reavis & Pogue
599 Lexington Avenue
New York, NY 10022

Ladies and Gentlemen:

               In connection with the opinion to be delivered pursuant to
Section 8.3(b) of the Agreement and Plan of Merger (the "Agreement")(1) dated October 17, 1997, among Emerson Electric Co., a Missouri corporation ("Parent"), Emersub LVII, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Computational Systems, Incorporated, a Tennessee corporation ("Company"), the undersigned officers of Parent and Merger Subsidiary hereby certify and represent as to Parent and Merger Subsidiary that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement and as described in the Company Proxy Statement dated ________, 1997 (the "Proxy Statement"), are true, correct and complete in all respects at the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

            1. The consideration to be received in the Merger by holders of Company Stock was determined by arm's length negotiations between the managements of Parent and Company.

----------
(1) References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

            2. Immediately after the Merger, to the knowledge of the management of Parent, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary and Company immediately prior to the Merger. For purposes of this representation, amounts paid by Company or Merger Subsidiary to pay expenses in connection with the Merger, and all redemptions and distributions (if any, except for regular, normal dividends) made by Company in contemplation of the Merger will be included as assets of Company or Merger Subsidiary, respectively, immediately prior to the Merger.

            3. Prior to the Merger, Parent will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). Merger Subsidiary was formed in 1996, and at no time has or will Merger Subsidiary conduct any business activities or other operations of any kind other than the issuance of its stock to Parent prior to the Effective Time.

            4. Following the Merger, Parent has no present plan or intention to cause Company to issue additional shares of stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

            5. Parent has no present plan or intention to liquidate Company, to merge Company with or into another corporation, to sell, exchange, transfer or otherwise dispose of any stock of Company or to cause Company to sell, exchange, transfer or otherwise dispose of a substantial portion of its assets, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C) of the Code, or (iii) asset dispositions to the extent that all such dispositions, sale, transfer or exchange of assets will not, in the aggregate, violate paragraph 2 of this letter.

            6. In the Merger, Merger Subsidiary will have no liabilities (other than immaterial liabilities, if any, related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

            7. Parent has no present plan or intention to cause Company, following the Merger, (i) to cease to operate its historic business or (ii) to cease to use a significant portion of its historic business assets in a business.

            8. Parent and Merger Subsidiary each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Neither Parent nor Merger Subsidiary has paid or will pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Company Stock in connection with or as part of the Merger or any related transactions. Except as otherwise provided under Section 6.03 of the Merger Agreement, neither Parent nor Merger Subsidiary has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Stock.

            9. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

           10. Neither Parent nor Merger Subsidiary is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

           11. The payment of cash in lieu of fractional shares of Parent Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger by Parent or the Merger Subsidiary to holders of Company Stock instead of issuing fractional shares of Parent Stock will not exceed 1% of the total consideration that will be issued in the Merger to holders of Company Stock. The fractional share interests of each holder of Company Stock will be aggregated and, to the knowledge of the management of Parent, no holder of Company Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Stock.

           12. None of the employee compensation received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Stock to be surrendered in the Merger. None of the shares of Parent Stock to be received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any shareholder of Company who will be an employee of or perform advisory services for Parent, Merger Subsidiary, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

           13. During the past 5 years, none of Parent or any subsidiary thereof has owned or owns, beneficially or of record, any class of stock of Company or any securities of Company or any instrument giving the holder the right to acquire any such stock or securities (other than the Stockholder Option Agreement between Parent and the Stockholder referred to therein).

           14. The Merger Agreement and the documents described in the Merger Agreement represent the entire understanding of Parent, Merger Subsidiary, and Company with respect to the Merger.

           15. Neither Parent nor Merger Subsidiary will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

           16. Except pursuant to its pre-existing stock purchase program that was commenced prior to 1997 and is scheduled to terminate in 2001 (although such program may be extended by the board of directors of Parent), Parent has no present plan or intention to reacquire any of its stock issued in the transaction. Any stock reacquired pursuant to the stock purchase program will be acquired (1) in the open market or from brokers or dealers and, although such stock may include stock issued in the Merger, will not be knowingly acquired from any shareholder of the Company or (2) from shareholders (other than any shareholder of the Company) of Parent in privately negotiated transactions.

                               Very truly yours,

                               EMERSON ELECTRIC CO.


                               By:
                                  ----------------------
                                  Name:
                                  Title:



                               EMERSUB LVII, INC.


                               By:
                                  ----------------------
                                  Name:
                                  Title:




                                                                       Annex B


                       STOCKHOLDER OPTION AGREEMENT

               AGREEMENT dated as of October 17, 1997 between Emerson Electric Co., a Missouri corporation ("Buyer"), and Ronald G. Canada (the
"Stockholder").

                           W I T N E S S E T H:

               WHEREAS, immediately prior to the execution of this Agreement, Buyer, Computational Systems, Incorporated, a Tennessee corporation (the "Company"), and Emersub LVII, Inc., a Delaware corporation ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into the Company (the "Merger"); and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Buyer has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                 ARTICLE 1

                                  Option

               Section 1.1. Grant of Option. The Stockholder hereby grants to Buyer an irrevocable, unconditional option (the "Option") to purchase any and all of the shares of common stock, no par value per share, of the Company beneficially owned (within the meaning of Rule 13d-3 of the Securities
Exchange Act of 1934, as amended (the "Exchange Act")) by the Stockholder or with respect to which the Stockholder has a contractual right to acquire, whether conditioned on continued employment, payment of the purchase price therefor or otherwise (the "Shares"), at a purchase price of $29.65 per Share (the "Purchase Price").

               Section 1.2.  Exercise of Option.   (a)  Subject to the
conditions set forth in Section 1.5 hereof, the Option may be exercised by Buyer, in whole or in part, at any time or from time to time after the termination of the Merger Agreement pursuant to (x) Section 9.01(b)(iii) thereof; provided that a Takeover Proposal (as defined in the Merger Agreement) shall have been publicly announced at any time prior to the date of the Company's stockholder vote on the approval of the Merger and the Merger Agreement, or (y) Section 9.01(c) thereof and, in each case, prior to the 30th business day after such termination. In the event Buyer wishes to exercise the Option for all or some of the Shares, Buyer shall send a written notice (the "Exercise Notice") to the Stockholder and Escrow Agent (as defined in
Section 1.3) specifying the total number of Shares it wishes to purchase pursuant to such exercise and the place, the date (not less than one nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable. Each closing of a purchase of Shares (a "Closing") shall take place at the place, on the date and at the time designated by Buyer in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in Section 1.5 shall not have been satisfied (or waived by the Stockholder), Buyer may postpone the Closing until a date within five business days after such conditions are satisfied.

           (b) Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Option to terminate without purchasing any Shares hereunder; provided however that once Buyer has delivered to the Stockholder an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound to effect the purchase as described in such Exercise Notice.

               Section 1.3. Deposit in Escrow. Within five calendar days of the execution and delivery of this Agreement, the Stockholder shall execute and deliver to Buyer and the escrow agent (the "Escrow Agent") a copy of the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). Concurrently with the execution and delivery of the Escrow Agreement, the Stockholder shall deliver a certificate or certificates representing (or cause to be made book entry delivery to an account designated by the Escrow Agent of) all of the Shares to the Escrow Agent, duly endorsed or accompanied by stock powers duly executed in blank. All Shares so delivered to the Escrow Agent shall remain subject to the Escrow Agreement until the earlier of (i) the purchase of any of such Shares by Buyer hereunder, or (ii) termination of this Agreement.

               Section 1.4. Closing. At any Closing, (a) Buyer shall deliver to the Stockholder a certified or bank cashier's check payable to or upon the order of the Stockholder in an amount equal to (i) the number of the Shares being purchased at such Closing multiplied by (ii) the Purchase Price (the "Purchase Amount"), and (b) upon receipt of the items enumerated in Section
2 of the Escrow Agreement, the Escrow Agent shall deliver to Buyer a certificate or certificates representing such Shares, duly endorsed or accompanied by stock powers duly executed in blank, or make book entry delivery of such Shares to an account designated by Buyer.

               Section 1.5. Conditions to the Obligations of the Stockholder. The obligations of the Stockholder to sell Shares at any Closing is subject to the following conditions:

                 (a)  The representations and warranties of Buyer contained in
Article 4 shall be true and correct in all material respects on the date thereof.

                 (b) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the exercise of the Option shall have expired or been terminated.

                 (c) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining the exercise of the Option.

               Section 1.6. Adjustment Upon Change in Capitalization or Merger. (a) In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing Buyer's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that Buyer would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. The Stockholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon any exercise of the Option.

           (b) In the event the consideration per Share to be paid by Buyer pursuant to the Merger is increased, the Purchase Price shall be similarly increased.


                                 ARTICLE 2

                              Grant of Proxy

               The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Buyer as his attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote the Shares held of record by such Stockholder (a) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and any actions required in furtherance thereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any and all of the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):

                 (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries;

                (ii) any sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or any share exchange, reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its subsidiaries; or

               (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company; (B) any material change in the present capitalization of the Company including any proposal to issue or sell a substantial equity interest in the Company or its subsidiaries; (C) any amendment of the Company's certificate of incorporation or by-laws; (D) any other change in the Company's corporate structure or business; or (E) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by this Agreement or the Merger Agreement.

               The proxy granted by the Stockholder pursuant to this Article 2 is irrevocable, is coupled with an interest and shall survive the death, disability, incapacity or incompetency of the Stockholder and in all other circumstances; provided, however, that such proxy shall be automatically revoked upon termination of this Agreement in accordance with its terms. For Shares of which the Stockholder is the beneficial but not the record owner, the Stockholder shall use his best efforts to cause any record owner of such Shares to grant to Buyer a proxy to the same effect as that contained herein. The Stockholder shall perform such further acts and execute such further documents as may be required to vest in Buyer the sole power to vote such Shares during the term of the proxy granted herein.



                                 ARTICLE 3

             Representations and Warranties of the Stockholder

               The Stockholder represents and warrants to Buyer that:

               Section 3.1. Valid Title. The Stockholder is the sole, true, lawful and beneficial owner of the Shares purported to be owned by the Stockholder with no restrictions on his voting rights or rights of disposition pertaining thereto. At any Closing, the Stockholder will convey good and valid title to the Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

               Section 3.2. Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Stockholder or to a loss of any benefit of the Stockholder under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder or result in the imposition of any lien on any asset of the Stockholder.

               Section 3.3. Binding Effect. This Agreement is a valid and binding Agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

               Section 3.4. Total Shares. As of the date of this Agreement, the Stockholder beneficially owns 1,070,692 Shares (of which 1,066,652 of these Shares are held of record) and has options to purchase an aggregate of 24,661 Shares (of which options to purchase an aggregate of 4,040 Shares are exercisable). Except as set forth in this Section and except for 53,000 Shares held of record by the Stockholder as trustee for the benefit of Kenneth R. Piety's children, the Stockholder owns no securities of the Company or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

               Section 3.5. Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.



                                 ARTICLE 4

                  Representations and Warranties of Buyer

               Buyer represents and warrants to the Stockholder:

               Section 4.1. Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding Agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

               Section 4.2. Acquisition for Buyer's Account. The Shares to be acquired by Buyer upon any exercise of the Option will be acquired by Buyer for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933.



                                 ARTICLE 5

                       Covenants of the Stockholder

               The Stockholder hereby covenants and agrees that:

               Section 5.1. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, the Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any of the Shares during the term of this Agreement. The Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Buyer promptly and to provide all details requested by Buyer if the Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

               Section 5.2. No Shopping. The Stockholder shall not directly or indirectly (i) solicit, initiate or knowingly encourage (or authorize any person to solicit, initiate or knowingly encourage) the submission of any Takeover Proposal or (ii) subject to the fiduciary duty of the Stockholder as a director of the Company under applicable law, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal. The Stockholder shall promptly advise Buyer of the terms of any communications it may receive relating to any of the foregoing.



                                 ARTICLE 6

                               Miscellaneous

               Section 6.1. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               Section 6.2. Further Assurances. In the event any exercise of the Option occurs, each of Buyer and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable Buyer to exercise and enjoy all benefits and rights of the Stockholder with respect to the Shares to be acquired upon such exercise of the Option.

               Section 6.3. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

               Section 6.4. Specific Performance. Buyer and the Stockholder agree that Buyer would be irreparably damaged if for any reason the Stockholder failed to sell the Shares (or other securities deliverable pursuant to Section 1.6) to be purchased upon any exercise of the Option or to perform any of its other obligations under this Agreement, and that Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that Buyer may have against the Stockholder for any failure to perform his obligations under this Agreement.

               Section 6.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

               Section 6.6. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares to be acquired by Buyer upon any exercise of the Option.

               Section 6.7. Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement will automatically terminate upon the termination of the Merger Agreement in accordance with its terms, except that if the termination of the Merger Agreement results in the Option becoming exercisable as provided in
Section 1.02 hereof, then this Agreement shall automatically terminate on the 31st business day after such termination. Such termination will not adversely affect any rights that have accrued hereunder prior to the date of such termination.

               Section 6.8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

               Section 6.9. Governing Law. This Agreement shall be construed in accordance with and governed by the law of Delaware without giving effect to the principles of conflicts of laws thereof.

               Section 6.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on October 18, 1997 when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    EMERSON ELECTRIC CO.



                                    By: /s/ Robert M. Levy
                                       ------------------------------------
                                       Robert M. Levy
                                       Assistant Vice President-Development
                                       Emerson Electric Co.
                                       8000 W. Florissant Avenue
                                       St. Louis, Missouri 63136




                                        /s/ Ronald G. Canada
                                       ------------------------------------
                                       Ronald G. Canada
                                       835 Innovation Drive
                                       Knoxville, Tennessee 37932







                                                                     Exhibit A


                             ESCROW AGREEMENT

               AGREEMENT dated as of October __, 1997 among Emerson Electric Co., a Missouri corporation ("Buyer"), Ronald G. Canada (the "Stockholder") and ___________ (the "Escrow Agent").

               The parties hereto hereby agree as follows:

            1. Pursuant to Section 1.3 of the Stockholder Option Agreement, the Stockholder hereby delivers to the Escrow Agent a certificate or certificates representing the Shares (the "Certificates"). The Escrow Agent hereby acknowledges receipt of the Certificate or Certificates in escrow pursuant to the terms and conditions of this Agreement.

            2.  (a) Upon receipt of (i) a certificate of Buyer stating that
(x) all conditions set forth in the Stockholder Option Agreement have been met or waived pursuant to the terms thereof and (y) Buyer has tendered the Purchase Amount as provided therein and (ii) evidence from Buyer that the Purchase Amount has been so tendered and received by the Stockholder, the Escrow Agent will deliver to Buyer the Certificates.

           (b) The Escrow Agent will deliver the Certificates to Buyer upon receipt of the certificate and evidence provided for in paragraph 2(a) above, notwithstanding any claim given to, or demand made upon, the Escrow Agent or any action taken or threatened to be taken by any other person or entity. The Escrow Agent's obligation to so deliver such Certificates shall survive the death, disability, incapacity, incompetence or other circumstance relating to the Stockholder.

           (c) Buyer will deliver simultaneously to the Stockholder a copy of all certificates, evidences and instructions delivered to the Escrow Agent hereunder.

            3. Except pursuant to the terms and conditions of this Agreement or by joint written instructions signed by all parties hereto, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner the Shares held in escrow by it.

            4. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

            5. The Escrow Agent is not a party to, and is not bound by or charged with notice of, any agreement out of which this escrow may arise, including but not limited to the Stockholder Option Agreement.

            6. The Escrow Agent shall not be responsible for any failure or inability of the other parties hereof, or any one of them, to perform or comply with the provisions of this Agreement or the Stockholder Option Agreement.

            7. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

            8. The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken hereunder except in the case of its gross negligence or willful misconduct, nor shall it be liable for the default or misconduct of any employee, agent or attorney appointed by it who shall have been selected with reasonable care.

            9. The Escrow Agent shall have no responsibility as to the validity or value of the escrowed Shares. The Escrow Agent shall have no duty as to the collection or protection of the Shares held in escrow by it or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such securities actually in its possession.

           10. The Escrow Agent or any successor to it as escrow agent hereafter appointed may at any time resign and be discharged of the duties imposed hereunder by giving notice to each of the parties hereto, such resignation to take effect upon a successor escrow agent's acceptance of appointment.

           11. Upon execution of this Agreement the Escrow Agent shall receive an acceptance fee in the amount to which the Escrow Agent and Buyer have heretofore agreed together with reasonable attorney's fees incurred in connection with the preparation of this Agreement.

           12. Buyer will reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including, but not limited to, reasonable attorney's fees, incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising our of or in connection with the acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement.

           13. All notices, requests, demands and other communications provided for by this Agreement (unless otherwise specified herein) shall be in writing and delivered by mail, telegram, telex or personal delivery and shall be given to all persons specified below, and shall be deemed given, if by telegram, telex or personal delivery when received, and if mailed, two business days after being mailed postage prepaid, registered or certified mail, and addressed to the respective parties as set forth below or at such other address as any party may specify to the other parties in writing (such change of address to become effective only upon receipt of such notification in writing).

            If to the Stockholder:

            Ronald G. Canada
            835 Innovation Drive
            Knoxville, Tennessee 37932
            Fax: (423) 675-5532

            If to Buyer:

            Emerson Electric Co.
            8000 W. Florissant Avenue
            P.O. Box 4100
            St. Louis, Missouri 63136
            Fax: (314) 553-3851
            Attention: Robert M. Levy


            If to the Escrow Agent:

            ________________
            ________________
            ________________


           14. This Agreement shall terminate upon the earlier of (a) the transfer of all the Shares by the Escrow Agent to Buyer as provided in
Section 2 of this Agreement or (b) the termination of the Stockholder Option Agreement as provided therein. The Stockholder and Buyer shall give notice to the Escrow Agent of a termination of this Agreement pursuant to clause 14(b) above and, upon receipt of both such notices, any Shares held by the Escrow Agent pursuant hereto shall be returned immediately to the Stockholder.

           15. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Delaware.

           16. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such breach in any subsequent instance or a waiver of any breach of any other term contained in this Agreement.

           17. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    EMERSON ELECTRIC CO.



                                    By:
                                       ------------------------------------
                                       Robert M. Levy Assistant Vice
                                       President-Development



                                    [ESCROW AGENT]



                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:




                                       ------------------------------------
                                       Ronald G. Canada







                                                                        Annex C
                             [McDONALD & COMPANY]


                                             October 17, 1997





PERSONAL AND CONFIDENTIAL
-------------------------

Board of Directors
Computational Systems, Incorporated
835 Innovation Drive
Knoxville, Tennessee 37932

Ladies and Gentlemen:

               You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Emerson Electric Company ("Emerson") to the holders of the issued and outstanding shares of Common Stock, without par value (the "Common Stock") of Computational Systems, Incorporated (the "Company"), in connection with the Emerson's proposed acquisition of the Company under the terms of an Agreement and Plan of Merger dated as of October 17, 1997 (the "Agreement") by and among Emerson, Emersub LVII, Inc., a wholly-owned subsidiary of Emerson ("Merger Sub") and the Company.

               You have advised us that, pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger"), all of the shares of Common Stock issued and outstanding prior to the Merger (other than shares held in treasury or those as to which dissenters' rights of appraisal have been perfected) will be converted into the right to receive the consideration specified in the Agreement, and the Company will become a wholly-owned subsidiary of Emerson. Under the terms of the Agreement, each issued and outstanding share of the Company's Common Stock to the Merger will be converted into the right to receive aggregate consideration of $29.65, consisting of (i) $5.93 per share in cash and (ii) a number of shares of the Common Stock, $.50 par value, of Emerson (the "Emerson Stock") equal to the quotient obtained by dividing $23.72 by the average of the closing prices of a share of Emerson Stock for the ten trading days immediately preceding the effective date of the Merger (the "Consideration").

               McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

               In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement dated October 16, 1997, including the exhibits and schedules thereto; (ii) certain publicly available information concerning the Company, including its Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the last two fiscal years and its Quarterly Reports on Form 10-Q for each of the first two quarters of fiscal 1997; (iii) certain publicly available information concerning Emerson, including its Annual Reports to Shareholders and Annual Reports on Form 10-K for the last three fiscal years and its quarterly reports on Form 10-Q for the first three quarters of fiscal 1997;
(iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading markets for, the Company's Common Stock and the Emerson Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or to Emerson and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and Emerson to discuss the business and prospects of the Company and Emerson, and considered such other matters as we believed relevant to our inquiry.

               In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Emerson contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based; however, for purposes of our analysis, we have taken into account our assessment of the risks associated with the achievement of certain aspects of management's projections. In addition, we have not conducted an appraisal of any of the assets, properties or facilities of either the Company or Emerson nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

               It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date, including the value of the Emerson Stock at the time of issuance thereof to the holders of the Company's Common Stock. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid by Emerson pursuant to the Merger and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger.

               We have previously provided certain investment banking services to the Company for which we have received customary compensation. We have acted as financial advisor to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, and the Company has agreed to indemnify us under certain circumstances.

               In the ordinary course of our business, we may actively trade securities of both the Company and Emerson for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

               It is understood that this opinion was prepared for the confidential use of the Board of Directors and senior management of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion is directed to the Board of Directors and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

               Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid by Emerson pursuant to the Agreement is fair, from a financial point of view, to the stockholders of the Company.

                                  Very truly yours,


                                  /s/  McDONALD & COMPANY SECURITIES, INC.



                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

               Emerson is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or
(ii) is authorized, directed or provided for in any By-Law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

               At the Annual Meeting of Shareholders held on February 10, 1987, Emerson shareholders adopted indemnification agreements with the directors of Emerson and amendments to the Bylaws of Emerson which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended Bylaws provide that Emerson will indemnify its directors and officers against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action by or on behalf of Emerson, on account of their service as a director or officer of Emerson, any subsidiary of Emerson or any other company or enterprise when they are serving in such capacities at the request of Emerson, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of Emerson in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors' or officers' liability insurance policy maintained by Emerson.

               The directors and officers of Emerson are insured under a policy of directors' and officers' liability insurance.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit Number                Description                              Page
--------------                -----------                              ----

2(a)               Agreement and Plan of Merger dated as of October
                   17, 1997 among Emerson, CSI and Merger Subsidiary (included as Annex A to the Proxy Statement/
                   Prospectus contained in this Registration Statement).

2(b) Stockholder Option Agreement dated as of October 17, 1997 between Emerson and Ronald G. Canada (included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement).

3(a)               Restated Articles of Incorporation of Emerson
                   (incorporated herein by reference to Emerson's Form 10-Q for the quarter ended March 31, 1997).

3(b)               Bylaws of Emerson.

4                  Rights Agreement dated as of November 1, 1988
                   (incorporated herein by reference to Emerson's Form 8-K, dated November 1, 1988), as amended by the First Amendment to Rights Agreement (incorporated herein by reference to Emerson's Form 8-K, filed October 17, 1997).

5 Opinion of Harley M. Smith, Esq. regarding the validity of the securities being registered.

8 Form of Opinion of Jones, Day, Reavis & Pogue regarding certain federal income tax consequences relating to the Merger.

23(a)              Consent of KPMG Peat Marwick LLP.

23(b)              Consent of Coopers & Lybrand L.L.P.

23(c) Consent of Harley M. Smith, Esq. (included in the opinion filed as Exhibit 5 to this Registration Statement).

23(d)              Consent of Jones, Day, Reavis & Pogue.*

23(e)              Consent of McDonald & Company Securities, Inc.

99                 Form of Computational Systems, Incorporated Proxy Card.

* To be added by amendment.

Item 22.  Undertakings.

  (a)  The undersigned registrant hereby undertakes:

      (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 24, 1997.

                           EMERSON ELECTRIC CO.
                           (Registrant)


                           By: /s/ W.J. Galvin
                               -------------------------------------
                               Name:  W.J. Galvin
                               Title: Senior Vice-President--Finance,
                                      Chief Financial Officer and Chief
                                      Accounting Officer


                          ---------------------------
                               POWER OF ATTORNEY

               Each person whose signature appears below hereby constitutes and appoints W.J. Galvin, W.W. Withers and H.M. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 24, 1997.

Signature                                       Title                                   Date
---------                                       -----                                   ----

/s/ C.F.  Knight                    Chairman of the Board, President and Chief        November 24, 1997
-------------------------           Executive Officer and Director
C.F. Knight

/s/ W.J. Galvin                      Senior Vice President - Finance and Chief        November 24, 1997
--------------------------           Financial Officer (principal financial officer
W.J. Galvin                          and principal accounting officer)

/s/ L.L. Browning, Jr.               Director                                         November 24, 1997
-------------------------
L.L. Browning, Jr.

/s/ A.A. Busch III                   Director                                         November 24, 1997
-------------------------
A.A. Busch III

/s/ D.C. Farrell                     Director                                          November 24, 1997
-------------------------
D.C. Farrell

/s/ J.A. Frates                      Director                                          November 24, 1997
-------------------------
J.A. Frates

/s/ R.B. Horton                      Director                                          November 24, 1997
-------------------------
R.B. Horton

/s/ G.A. Lodge                       Director                                          November 24, 1997
-------------------------
G.A. Lodge

/s/ V.R. Loucks, Jr.                  Director                                         November 24, 1997
--------------------------
V.R. Loucks, Jr.

/s/ R.B. Loynd                        Director                                         November 24, 1997
---------------------------
R.B. Loynd

/s/ R.L. Ridgway                      Director                                         November 24, 1997
----------------------------
R.L. Ridgway

/s/ R.W. Staley                       Director                                         November 24, 1997
----------------------------
R.W. Staley

/s/ A.E. Suter                        Director                                         November 24, 1997
----------------------------
A.E. Suter

/s/ W.M. Van Cleve                    Director                                         November 24, 1997
----------------------------
 W.M. Van Cleve

/s/ E.E. Whitacre, Jr.                Director                                         November 24, 1997
----------------------------
 E.E. Whitacre, Jr.

/s/ E.F. Williams, Jr.                Director                                         November 24, 1997
-----------------------------
E.F. Williams, Jr.




                               EXHIBIT INDEX

Exhibit Number                Description                              Page
--------------                -----------                              ----

2(a)               Agreement and Plan of Merger dated as of October
                   17, 1997 among Emerson, CSI and Merger Subsidiary (included as Annex A to the Proxy Statement/
                   Prospectus contained in this Registration Statement).

2(b) Stockholder Option Agreement dated as of October 17, 1997 between Emerson and Ronald G. Canada (included as Annex B to the Proxy Statement/Prospectus contained in this Registration Statement).

3(a)               Restated Articles of Incorporation of Emerson
                   (incorporated herein by reference to Emerson's Form 10-Q for the quarter ended March 31, 1997).

3(b)               Bylaws of Emerson.

4                  Rights Agreement dated as of November 1, 1988
                   (incorporated herein by reference to Emerson's Form 8-K, dated November 1, 1988), as amended by the First Amendment to Rights Agreement (incorporated herein by reference to Emerson's Form 8-K, filed October 17, 1997).

5 Opinion of Harley M. Smith, Esq. regarding the validity of the securities being registered.

8 Form of Opinion of Jones, Day, Reavis & Pogue regarding certain federal income tax consequences relating to the Merger.

23(a)              Consent of KPMG Peat Marwick LLP.

23(b)              Consent of Coopers & Lybrand L.L.P.

23(c) Consent of Harley M. Smith, Esq. (included in the opinion filed as Exhibit 5 to this Registration Statement).

23(d)              Consent of Jones, Day, Reavis & Pogue.*

23(e)              Consent of McDonald & Company Securities, Inc.

99                 Form of Computational Systems, Incorporated Proxy Card.

* To be added by amendment.